UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant:  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
First Busey Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FIRST BUSEY CORPORATION
April 9, 2026
Dear Stockholders:
We cordially invite you to attend the 2026 Annual Meeting of Stockholders of First Busey Corporation, scheduled for 10:30 a.m. Central Time on May 20, 2026. The Annual Meeting will again be a virtual meeting, conducted solely online via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BUSE2026. You will need to have your 16‑digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”) to join the Annual Meeting. We believe that the virtual Annual Meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location.
We have chosen to use the “notice and access” method, which means that we will not mail or deliver paper sets of Annual Meeting proxy materials to stockholders. Instead, we are furnishing our proxy statement, 2025 Annual Report and proxy card to stockholders over the internet. You will receive a Notice in the mail that contains instructions on how to access the proxy materials via the internet and join the Annual Meeting. Your Notice will also contain instructions on how to receive a paper copy of the proxy materials. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
The items of business to be considered at the meeting include: (a) the election of 12 directors for a term of one year expiring at the 2027 Annual Meeting of Stockholders; (b) the approval, in a non-binding, advisory vote, of the compensation of our named executive officers, or a “say-on-pay” proposal; (c) the approval of the First Busey Corporation Second Amended 2020 Equity Incentive Plan; and (d) the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. At the meeting, we will also review our 2025 performance and update you on our strategic plans as we move forward.
Your vote is important. We hope that you will be able to attend the Annual Meeting virtually. Whether or not you plan to attend, please review the proxy statement and vote as soon as possible by telephone, the internet or by completing, signing, dating and returning your proxy card or voting instruction form, if you have requested a paper copy. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the virtual meeting and to vote your shares of common stock during the meeting for the matters acted upon at the meeting.

On behalf of the entire board of directors, thank you for your continued support.
Sincerely yours,
Van A. Dukeman
Chairman, President and Chief Executive Officer

FIRST BUSEY CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2026 AT 10:30 A.M., CENTRAL TIME
To the Stockholders of First Busey Corporation:
You may visit www.virtualshareholdermeeting.com/BUSE2026 to access the Annual Meeting, where you will be able to attend online, vote your shares electronically, and submit your questions during the meeting. You will need to have your 16‑digit control number included on your Notice to join the Annual Meeting. The 2026 Annual Meeting is being held for the following purposes:
1.to elect 12 directors to hold office until the 2027 Annual Meeting of Stockholders or until their successors are elected and have qualified;
2.to approve, in a non-binding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;
3.to approve the First Busey Corporation Second Amended 2020 Equity Incentive Plan;
4.to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
5.to transact such other business as may properly be brought before the meeting and any postponements or adjournments of the meeting.
Only stockholders of record at the close of business on March 27, 2026, are entitled to notice of, and to vote at, the 2026 Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the 2026 Annual Meeting, please vote as soon as possible by telephone or internet or by completing and returning the proxy card or voting instruction form if you requested paper proxy materials. Voting instructions are provided in your Notice or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.
By Order of the Board of Directors
Van A. Dukeman
Chairman, President and Chief Executive Officer

FIRST BUSEY CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2026

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) to be held virtually at 10:30 a.m. Central Time on May 20, 2026, via live webcast and online platform at www.virtualshareholdermeeting.com/BUSE2026. You will need your 16‑digit control number included on your Notice to join the 2026 Annual Meeting.
The board has fixed the close of business on March 27, 2026, as the record date for determining the stockholders entitled to notice of, and to vote at, the 2026 Annual Meeting. On the record date, First Busey Corporation had 85,504,477 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.
First Busey Corporation’s Annual Report on Form 10‑K, which includes audited financial statements for the year ended December 31, 2025, is available for review at our website at busey.com/secfilings. This proxy statement and the accompanying proxy card are first being made available to stockholders on or about April 9, 2026.
Directions on how to attend the 2026 Annual Meeting are contained in this proxy statement. If you have any questions, please contact our Corporate Secretary at (217) 365-4630. The principal executive offices of First Busey Corporation are located at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211.

QUESTIONS AND ANSWERS
The following information regarding the meeting and the voting process is presented in a question and answer format. As used in this proxy statement, the terms “First Busey,” “we,” “our,” “us,” and the “Company” all refer to First Busey Corporation and its subsidiaries, including its wholly-owned bank subsidiary, Busey Bank.
How Do I Attend The 2026 Annual Meeting?
The 2026 Annual Meeting will again be a virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the 2026 Annual Meeting only if you were a stockholder as of the record date for the 2026 Annual Meeting, March 27, 2026. You will be able to attend the 2026 Annual Meeting online, vote and submit your questions by visiting www.virtualshareholdermeeting.com/BUSE2026. You will need to have your 16‑digit control number included on your Notice to join the 2026 Annual Meeting. If you do not comply with the procedures outlined above, you will not be admitted to the virtual 2026 Annual Meeting. Online check-in will start 15 minutes prior to the start of the meeting, which will begin promptly at 10:30 a.m. Central Time on May 20, 2026. The virtual meeting platform is fully supported across various browsers (including Microsoft Edge, Mozilla Firefox, Google Chrome, and Safari) and devices (including desktops, laptops, tablets, and cell phones) provided that they are running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. A complete list of registered stockholders entitled to vote at the 2026 Annual Meeting will be made available for inspection during the meeting by clicking the designated stockholder list link in the virtual meeting dashboard.
What Are The Rules Of Conduct For The 2026 Annual Meeting?
In the interest of a productive and orderly meeting, we will observe the conduct rules described in First Busey’s Annual Meeting Code of Conduct that will be available on the virtual meeting dashboard.
In general, the business of the 2026 Annual Meeting will be taken up as set forth in the agenda. When an item on the agenda is before the meeting for consideration, discussion will be confined to that item. We will answer questions from stockholders received during the meeting that relate to the business of First Busey or to matters being voted on at the 2026 Annual Meeting, as time permits. Because time is limited at the 2026 Annual Meeting, we may not be able to answer all questions from stockholders. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. To allow us to answer questions from as many stockholders as possible, each stockholder is limited to two questions. Please keep questions succinct and limited to one topic per question. We will post relevant stockholder questions and answers on the investor page of our website as soon as practicable after the meeting. Recording of the meeting is prohibited.
How Do I Ask Questions At The 2026 Annual Meeting?
In order to submit a question at the 2026 Annual Meeting, you will need to log into the meeting using your 16‑digit control number included on your Notice. If you would like to ask a question during the meeting, you can type your question in the “ask a question” text box that will appear on your screen and click “submit”. You will be able to input your question into the queue beginning 15 minutes prior to the start of the meeting. You may also submit questions in advance of the 2026 Annual Meeting through the form available on our website at busey.com/informationrequest. We encourage you to submit any questions as soon as possible to ensure your question is received.
If you have questions that are not answered during the 2026 Annual Meeting, please contact our Corporate Secretary at (217) 365-4630 or submit them through the form available on our website at busey.com/informationrequest.

What Happens In The Event Of A Technical Issue Or Other Significant Disruption To The 2026 Annual Meeting?
If you encounter any technical difficulties in accessing the meeting or during the meeting, a support number will be made available on the login page. In the event of a technical malfunction or other significant problem that disrupts the 2026 Annual Meeting, the Chairman may adjourn, recess, or expedite the 2026 Annual Meeting, or take such other action that the Chairman determines is appropriate in light of the circumstances.
Why Did I Receive Access To The Proxy Materials?
We have made the proxy materials available to you via the internet because on March 27, 2026, the record date for the 2026 Annual Meeting, you owned shares of First Busey common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2026 Annual Meeting. It also gives you information concerning these matters to assist you in making an informed decision.
When you vote by telephone or internet or complete, sign, date and return your proxy card or voting instruction form (if you requested paper proxy materials), you appoint the proxies named therein as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by telephone or internet or complete, sign, date and return your proxy card or voting instruction form (if you requested paper proxy materials) in advance of the meeting just in case your plans change.
If you have submitted your proxy and an issue comes up for a vote at the meeting that was not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
Why Did I Receive A Notice Instead Of Paper Copies Of The Proxy Materials?
We have chosen to use the Securities and Exchange Commission (“SEC”) “notice and access” rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 9, 2026, we mailed to each of our common stockholders a Notice, which contains instructions on how to access our proxy materials, vote your shares and join the 2026 Annual Meeting. This Notice is not a proxy card and cannot be used to vote. If you receive a Notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or as provided below. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
Full copies of the proxy statement and other materials for the 2026 Annual Meeting are available on the internet through our website at busey.com/secfilings.
What If I Lost Or Misplaced My Notice?
If you are a record holder and have lost or misplaced your Notice, please contact:
First Busey Corporation
Attn: John J. Powers, Corporate Secretary
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
Telephone: (217) 365-4630
E-mail: John.Powers@busey.com
If your shares are held in an account at a bank or brokerage firm, you will need to contact your bank or broker.

How Can I Request And Receive A Paper Or E-mail Copy Of The Proxy Materials?
If you want to receive a paper or e-mail copy of the 2026 Annual Report, proxy statement and proxy card, you must request them. There is no charge for requesting a copy of these documents, but you will be required to enter your 16‑digit control number provided on your Notice. Please choose one of the following methods to make your request:
•By internet: www.ProxyVote.com
•By telephone: (800) 579-1639
•By e-mail: sendmaterial@proxyvote.com
Please make the request on or before May 6, 2026 to facilitate timely delivery.
What Matters Will Be Voted On At The Meeting?
You are being asked to vote on: (a) the election of 12 directors of First Busey for a term of one year expiring at the 2027 Annual Meeting of Stockholders; (b) a non-binding, advisory proposal to approve the compensation of our named executive officers (“NEOs”), which is referred to as the “say-on-pay” proposal; (c) the First Busey Corporation Second Amended 2020 Equity Incentive Plan (the “Second Amended Plan”); and (d) the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. These matters are more fully described in this proxy statement.
If I Am The Record Holder Of My Shares, How Do I Vote?
Your Vote Is Important. We encourage you to submit your proxy promptly. Internet and telephone proxy submissions must be received by 10:59 p.m. Central Time on May 19, 2026. For shares held in the First Busey Corporation Profit Sharing Plan and Trust or the Employee Stock Purchase Plan, proxy submissions must be received by 10:59 p.m. Central Time on May 17, 2026. You may submit your proxy or vote in one of the following ways:
•Submit Your Proxy By Telephone. To submit your proxy by telephone, call (800) 690-6903. When submitting your proxy by telephone, you will be required to enter your 16‑digit control number provided on your Notice, so please have it available when you call. You may submit your proxy by telephone 24 hours a day until the applicable deadline noted above. The telephone proxy submission system has instructions and allows you to confirm that the system has properly recorded your voting instructions. Alternatively, if you request paper copies of the proxy materials, your proxy card will include the toll-free telephone number that you may use to submit your proxy.
•Submit Your Proxy By Internet. You may also submit your proxy by internet at www.ProxyVote.com, by using your 16‑digit control number included in your Notice. You may submit your proxy by internet 24 hours a day until the applicable deadline noted above. As with telephone proxy submission, you will be able to confirm that the system has properly recorded your voting instructions.
•Submit Your Proxy By Mail. If you receive your proxy materials by mail and you are a holder of record, you can submit your proxy by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Your proxy card must be received by Broadridge by the applicable deadline noted above. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can submit your voting instructions by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record. If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all nominees for director named in this proxy statement, “FOR” the say-on-pay proposal, “FOR” the Second Amended Plan and “FOR” the ratification of the appointment of RSM US LLP.
•Vote By Internet During the 2026 Annual Meeting. You may also vote online during the virtual 2026 Annual Meeting by logging into the online platform using your 16‑digit control number and voting your shares before the voting polls close.

If I Hold Shares In The Name Of A Broker Or Other Fiduciary, Who Votes My Shares?
If you received this proxy statement from your broker or other fiduciary who may hold your shares, your broker or other fiduciary should provide instructions to direct your fiduciary to vote your shares. Your fiduciary will vote your shares in the manner you direct. If you want to vote during the virtual meeting, log into the meeting at www.virtualshareholdermeeting.com/BUSE2026, using your 16‑digit control number included on your Notice or voting instruction form and follow the instructions available on www.ProxyVote.com.
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters if they have not received such voting instructions (commonly referred to as a “broker nonvote”). The ratification of the appointment of RSM US LLP is considered a routine matter, so your broker or other fiduciary may vote on this matter even if you do not provide voting instructions. However, the election of directors, the “say-on-pay” proposal and the approval of the Second Amended Plan are each considered a nonroutine matter. Thus, if you do not provide instructions to your broker or other fiduciary as to how to vote the shares beneficially owned by you, your broker or other fiduciary generally will not be permitted to vote the shares beneficially owned by you on these matters.
We therefore encourage you to provide directions to your broker or other fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or other fiduciary gives you concerning its procedures.
What Does It Mean If I Receive More Than One Notice?
You may receive more than one Notice if you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote ALL of your shares by proxy, please follow the instructions and vote your proxy for each 16‑digit control number.
What If I Change My Mind After I Vote My Proxy Card?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•using the internet or telephone methods described above, in which case only your last internet or telephone proxy submitted prior to the deadline will be counted;
•if you received a printed copy of the proxy materials, signing another proxy card with a later date and returning that proxy card to:
Vote Processing
c/o Broadridge
51 Mercedes Way
Edgewood, New York 11717
•voting online during the 2026 Annual Meeting (attendance at the meeting will not in and of itself constitute the revocation of a proxy).
If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker or fiduciary to revoke your proxy. Beneficial owners may also attend and vote online during the 2026 Annual Meeting, which will replace any previous votes.

How Many Shares Of Common Stock Must Be Present In Order For There To Be A Quorum At The 2026 Annual Meeting?
A majority of the shares that are issued and outstanding and entitled to vote as of the record date must be present at the meeting, either in person by attendance at the virtual meeting or by proxy, in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:
•is present during the virtual meeting; or
•has properly submitted a signed proxy card or other form of proxy.
On March 27, 2026, the record date for the 2026 Annual Meeting, there were 85,504,477 shares of common stock issued and outstanding. Therefore, at least 42,752,239 shares need to be present, either by attendance at the virtual meeting or by proxy, at the 2026 Annual Meeting.
What Happens If A Nominee Is Unable To Stand For Election?
Although the board has no reason to believe any nominee will be unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than 12 nominees.
What Options Do I Have In Voting On Each Of The Proposals?
In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY TO VOTE FOR” each nominee. For the proposals with respect to say-on-pay, the Second Amended Plan and the ratification of the appointment of RSM US LLP, and for any other proposal properly brought before the meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
How Many Votes May I Cast?
You are entitled to cast one (1) vote for each share of common stock you owned on the record date. There is no cumulative voting. The proxy card or Notice indicates the number of shares of common stock owned by you. Please note that you may receive multiple 16‑digit control numbers if you hold your shares in multiple accounts.
How Many Votes Are Needed For Each Proposal?
Directors will be elected by a plurality and the 12 individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of First Busey, subject to First Busey’s majority voting policy, discussed below. A “WITHHOLD AUTHORITY TO VOTE FOR” and broker nonvotes will have no effect on the election of any director at the 2026 Annual Meeting.
The holders of a majority of the shares having voting power and present at the annual meeting will be required to approve the say-on-pay proposal, to approve the Second Amended Plan, to ratify the appointment of RSM US LLP and to approve any other matter that arises at the 2026 Annual Meeting. Therefore, abstentions will have the same legal effect as a vote “AGAINST” these matters, while broker nonvotes, if any, will have no effect on these matters. Please note that, because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Executive Management Compensation and Succession Committee (the “Compensation Committee”).
First Busey has adopted a majority voting policy, which requires an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) (other than the tendering director, if applicable), who will recommend to the board of directors whether to accept or reject the resignation after considering all factors deemed relevant by the committee, including, without limitation, any stated reasons as to why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure and qualifications, the director’s past and expected future contributions to First Busey, and the overall composition of the board, including whether accepting the resignation offer would cause First Busey to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The board of directors (other than the tendering director) will then act to accept or reject the Nominating Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting after considering all factors that the board believes to be relevant.
Where Do I Find The Voting Results Of The Meeting?
If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Current Report on Form 8‑K that we will file within four business days after the meeting.
Who Bears The Cost Of Soliciting Proxies?
First Busey bears the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.
What is householding and how does it affect me?
In some cases, stockholders holding their shares in “street name,” who share the same surname and address receive only one (1) copy of the proxy materials. This practice, known as “householding,” is designed to reduce our printing and postage costs as well as natural resources. To receive separate copies of the proxy materials in the future from your broker or other fiduciary, or to receive only one (1) copy per household, please contact the broker or other fiduciary holding your shares. If you are a stockholder of record and are receiving multiple copies of our proxy materials, you can request householding by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at (866) 540-7095. If you received a single copy at an address shared by other stockholders and would like a separate copy of the proxy materials for the 2026 Annual Meeting, please make your request to our Corporate Secretary at our principal executive office, 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211, or by calling (217) 365-4630.

PROPOSAL 1:
ELECTION OF DIRECTORS
The board of directors, upon the recommendation of the Nominating Committee, has nominated our 12 current directors named below for election as directors at the 2026 Annual Meeting for a term expiring at the 2027 Annual Meeting of Stockholders or until their successors have been duly elected and are qualified.
In connection with First Busey’s transformational acquisition by merger (the “Merger”) of CrossFirst Bankshares, Inc. (“CrossFirst”) and pursuant to the terms of that certain Agreement and Plan of Merger, dated August 26, 2024, by and between First Busey and CrossFirst (the “Merger Agreement”), First Busey’s bylaws were amended (the “Bylaw Amendment”) to provide that for a period of three years following the closing of the Merger (the “Specified Period”), the board of directors would be comprised of 13 directors, eight of whom would be legacy First Busey or Busey Bank directors (the “Legacy Busey Directors”) and five of whom would be legacy CrossFirst directors (the “Legacy CrossFirst Directors”). The foregoing, however, did not apply to Michael J. Maddox - if Mr. Maddox left the board of directors, he would not be considered a Legacy CrossFirst Director and there would only be four Legacy CrossFirst Directors. Following Mr. Maddox’s separation from First Busey and resignation from the board of directors, as described in more detail under the heading “NEO Departures-January 2026 Departure of Michael J. Maddox” below, the number of directors comprising the board of directors was therefore decreased from 13 to 12 members.
It is intended that the proxies received in response to this solicitation will be voted for the election of the 12 persons so nominated, unless otherwise specified. If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the board of directors. No circumstances are presently known which would render a nominee named herein unavailable.
Set forth below under “Nominees” is certain biographical information concerning each nominee for director, including principal occupation and age. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.
Required Stockholder Vote For Election Of Directors
Subject to First Busey’s majority voting policy discussed on page 7, directors are elected by a plurality and the 12 individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of First Busey.
Board Recommendation
The board of directors recommends that you vote “FOR” each of the nominees listed in the “Nominees” table below.
Nominees

Name (Age)	Tenure	Positions with First Busey and Principal Occupation for the Past Five Years
Stanley J. Bradshaw (68)	Director Since: 2016
Mr. Bradshaw is the Principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations in Pinehurst, North Carolina. He served as Chairman of the Board of Pulaski Financial Corp. from 2006 until its merger with First Busey in 2016. Mr. Bradshaw has also been a director of Triad Business Bank based in Greensboro, North Carolina since February 2020. We have determined that Mr. Bradshaw is “independent” under the rules of Nasdaq.

Name (Age)	Tenure	Positions with First Busey and Principal Occupation for the Past Five Years
Rodney K. Brenneman (61)	First Busey: 2025 CrossFirst: 2012
Mr. Brenneman was appointed as First Busey’s Lead Independent Director effective March 1, 2025. He has served as a long-time board member, independent business consultant and advisor for numerous companies, including serving on the board of directors of CrossFirst from 2012 until the Merger. From 2011 until August 2014, Mr. Brenneman served as the President and Chief Executive Officer of Butterball LLC, a joint venture of Seaboard Corporation and Maxwell Foods, LLC. Prior to this role, Mr. Brenneman served in various financial and management capacities at Seaboard Corporation (NYSE: SEB). Currently, he also serves on the boards of directors of Clemens Family Corporation, Great Lakes Cheese Co., Inc., P&P Optica Inc., Flovision, and Lifesong for Orphans, Inc. We have determined that Mr. Brenneman is “independent” under the rules of Nasdaq.

Steven W. Caple (60)	First Busey: 2025 CrossFirst: 2018
Mr. Caple is the Chief Executive Officer of Unity Hunt, Inc. (“UHI”), the company through which the family of Lamar Hunt oversees its holdings. Additionally, he serves in various roles for many of the Hunt family’s trusts and portfolio companies, including as board member of the Kansas City Chiefs Football Club, Inc., and FC Dallas Soccer, LLC, and as Chairman of Hunt Midwest Enterprises, Inc. and Hunt Southwest Real Estate, LLC. Mr. Caple is also the co-owner of TRL Management, LLC, Farmersville Holdings, LLC and Hickory Creek Real Estate, LLC. Prior to joining UHI, Mr. Caple served as President of VFT Capital, LP. Mr. Caple served as a director of CrossFirst from 2018 until the Merger. We have determined that Mr. Caple is “independent” under the rules of Nasdaq.

Michael D. Cassens (52)	Director Since: 2019
Mr. Cassens is an Associate Professor in the School of Visual and Media Arts at the University of Montana, having taught Computer Science and Game Development for over 20 years. He has also worked for over 20 years as an independent software developer for companies such as Microsoft and Intel along with a variety of small to medium-sized businesses. Mr. Cassens served as a director of TheBANK of Edwardsville and The Banc Ed Corp. from 2003 until The Banc Ed Corp.’s merger with First Busey in 2019. Mr. Cassens also serves as a director of FirsTech, Inc. (“FirsTech”), Busey Bank’s payment processing subsidiary. We have determined that Mr. Cassens is “independent” under the rules of Nasdaq.

Van A. Dukeman (67)	Director Since: 2007
Mr. Dukeman has over 40 years of banking experience. Mr. Dukeman is Chairman, President and Chief Executive Officer of First Busey, as well as Chairman and Chief Executive Officer of Busey Bank. Additionally, he serves as a director of FirsTech.

Name (Age)	Tenure	Positions with First Busey and Principal Occupation for the Past Five Years
Jennifer M. Grigsby (57)	First Busey: 2025 CrossFirst: 2013
Ms. Grigsby has over 30 years of senior management experience in accounting, treasury, risk management, corporate governance and corporate finance, primarily in the oil and gas exploration and production industry. Most recently, Ms. Grigsby served as Secretary of Economic Administration for the State of Oklahoma from March 2021 through November 2022. Ms. Grigsby served as a director of CrossFirst from 2013 until the Merger. Ms. Grigsby is a Certified Public Accountant and Chartered Global Management Accountant and is a member of the Oklahoma Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Currently, she also serves on the board of directors of Superior Plus Corp. (TSX: SPB). We have determined that Ms. Grigsby is “independent” under the rules of Nasdaq.

Karen M. Jensen (66)	Director Since: 2019
Ms. Jensen is a registered professional engineer and serves as President and Chief Executive Officer of Farnsworth Group, Inc., a national full-service engineering, architecture and survey firm. Ms. Jensen served as a director of Busey Bank from March 2018 until her appointment to the First Busey board in September 2019, and as a director of South Side Trust & Savings Bank from June 2011 until its merger with Busey Bank in March 2018. We have determined that Ms. Jensen is “independent” under the rules of Nasdaq.

Frederic L. Kenney (67)	Director Since: 2018
Mr. Kenney is an attorney and director of Christy-Foltz, Inc., and Foltz, Inc. Mr. Kenney served as an Associate General Counsel for Archer Daniels Midland (“ADM”) in Decatur, Illinois, from 2001 to December 2018. Until his appointment to the First Busey board in 2018, Mr. Kenney served as a director of Busey Bank or its predecessors since 1995. We have determined that Mr. Kenney is “independent” under the rules of Nasdaq.

Stephen V. King (64)	Director Since: 2013	Mr. King is a founding partner of Prairie Capital, L.P., a private equity firm, and managing member of Daniels & King Ventures, LLC. Mr. King also serves on the boards of directors of several of Prairie Capital’s portfolio companies and several other privately held companies across a variety of industries. We have determined that Mr. King is “independent” under the rules of Nasdaq.
Kevin S. Rauckman (63)	First Busey: 2025 CrossFirst: 2016
Mr. Rauckman is the owner of, and financial consultant for, Rauckman Advisors, LLC, where he has worked since November 2017. He served as a member of the CrossFirst board from 2016 until the Merger. Mr. Rauckman is the former Chief Financial Officer and Treasurer of Garmin Ltd. (NYSE: GRMN), a role he held from 1999 until 2014. Following his tenure at Garmin, Mr. Rauckman served as a financial advisor for MoBank (formerly Bank of Kansas City), a subsidiary of BOK Financial Corporation, from February 2015 through May 2016. Mr. Rauckman serves as a board member, compensation/talent committee member, nomination/governance committee member and the audit committee chairman of JE Dunn Construction Group, and as a board member, audit committee member, human resources/compensation committee member and nomination/governance committee member of MGP Ingredients, Inc. (Nasdaq: MGPI). We have determined that Mr. Rauckman is “independent” under the rules of Nasdaq.

Name (Age)	Tenure	Positions with First Busey and Principal Occupation for the Past Five Years
Scott A. Wehrli (57)	First Busey: 2025 Busey Bank: 2017
Mr. Wehrli is Chairman and Principal of DuKane Precast Incorporated, a producer of pre-stressed, precast concrete wall panels, columns, beams and parking deck components with plant facilities in Naperville, Aurora and Plainfield, Illinois. He has also served as the mayor of Naperville, Illinois since 2023. Prior to its merger with First Busey in 2017, he served as a member of the First Community Financial Partners, Inc. Board of Directors and on its capital, strategic, leadership and compensation committees. After the merger of First Community Financial Bank with Busey Bank in 2017, he was elected to the Busey Bank Board of Directors and became a member of the First Busey board of directors in 2025. We have determined that Mr. Wehrli is “independent” under the rules of Nasdaq.

Tiffany B. White (55)	First Busey: 2025 Busey Bank: 2021
Dr. White is Professor of Business Administration and Advertising and the Bruce and Anne Strohm Faculty Fellow in the Gies College of Business at the University of Illinois. She serves as Faculty Athletics Representative for the University of Illinois, Big 10 and NCAA, and previously served as Academic Director of the MS in Management Program at Gies College of Business at the University of Illinois. We have determined that Dr. White is “independent” under the rules of Nasdaq.

All directors will hold office for a term of one year, expiring at the 2027 Annual Meeting of Stockholders, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. Except as set forth in the Merger Agreement (including the Bylaw Amendment), there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.
Other than Ms. Grigsby and Mr. Rauckman, no nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934 (together with all regulations promulgated thereunder, the “Exchange Act”), other than CrossFirst, or of any registered investment company, within the past five years. Ms. Grigsby previously served on the board of directors of Silverbow Resources, Inc. (NYSE: SBOW) and on its audit and compensation committees from 2023 until 2024. Since 2021, Mr. Rauckman has served on the board of directors of MGP Ingredients, Inc. (Nasdaq: MGPI) and on its nomination/governance committee (and served as chairman of this committee until 2025), and since 2025 also has served on its audit committee and human resources/compensation committee.
Finally, Ms. Grigsby served as Executive Vice President and Chief Financial Officer of Ascent Resources, LLC (“Ascent”), an oil and gas exploration and production company located in Oklahoma City, Oklahoma, from July 2015 until May 2020. On February 6, 2018, three affiliated entities of Ascent, Ascent Resources Marcellus Holdings, LLC, Ascent Resources – Marcellus, LLC, and Ascent Resources Marcellus Minerals, LLC (collectively, the "Marcellus Affiliates"), filed a joint plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (such plan, as amended, the "Reorganization Plan"). Ms. Grigsby was Executive Vice President and Chief Financial Officer of each of the Marcellus Affiliates at the time of the filing. On March 30, 2018, the Reorganization Plan was confirmed by the United States Bankruptcy Court for the District of Delaware and on May 8, 2018, the Chapter 11 bankruptcy cases of the Marcellus Affiliates were closed.
Director Qualifications
The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on are as follows:
Stanley J. Bradshaw. We consider Mr. Bradshaw to be a qualified candidate for service on the board, and the Nominating Committee and Compensation Committee, due to his extensive experience with banking institutions as the former Chairman of the Board of Pulaski Financial Corp.; as the former Chairman of the Board and Chief Executive Officer of Roosevelt Financial Group and its wholly owned subsidiary, Roosevelt Bank; as the Chairman of the Board of Square 1 Financial Corp. and its wholly owned subsidiary, Square 1 Bank; as a director of Triad Business Bank; and as a private investor. Mr. Bradshaw provides the board with important insight into the financial markets and valuation issues, as well as insight into stockholder perspectives.
Rodney K. Brenneman. We consider Mr. Brenneman to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his professional background and experience in senior executive leadership positions, as well as his extensive experience serving on boards of directors, including as the Chairman of the Board of CrossFirst. Mr. Brenneman’s extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements serves as an excellent resource to the board. Also, his business experience and community involvement in the Kansas City metropolitan area provides the board with important insight into the greater Kansas City and Wichita markets.
Steven W. Caple We consider Mr. Caple to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his professional background and significant management experience across many industries, as well as his extensive understanding of corporate financial statements. Mr. Caple’s legal background and breadth of experience provides the board with invaluable knowledge and expertise regarding corporate governance and business strategy. Also, his business experience and community involvement in Dallas, Texas provides the board with important insight into the Company’s Dallas, Frisco and Fort Worth markets.
Michael D. Cassens. We consider Mr. Cassens to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to his extensive business knowledge. Mr. Cassens’ computer science knowledge, acquired as a professor and independent developer, positively enhances the diversity of skills presented by the board as a whole. His service on the board of The Banc Ed Corp. for over 16 years provides the board with important insight into the greater St. Louis Missouri-Illinois Metropolitan Statistical Area.
Van A. Dukeman. We consider Mr. Dukeman to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey’s operations that he has acquired as its Chairman, President and Chief Executive Officer and as the President and Chief Executive Officer of Main Street Trust, Inc. and its predecessors prior to their merger with First Busey in 2007. Throughout his long career with First Busey and its predecessors, Mr. Dukeman has obtained substantial public company experience and M&A expertise that enables him to make valuable contributions of knowledge to the board.
Jennifer M. Grigsby. We consider Ms. Grigsby to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to her significant accounting, treasury, risk management, financial and general business experience, particularly in the energy sector. Ms. Grigsby’s unique background and energy sector experience provides the board with key understanding of the Company’s markets in the southwestern United States.
Karen M. Jensen. We consider Ms. Jensen to be a qualified candidate for service on the board, and the Compensation Committee and the Enterprise Risk Committee, due to her extensive business experience, as well as the knowledge she has gained as a member of the boards of directors of South Side Trust & Savings Bank and Busey Bank. Ms. Jensen’s extensive consulting knowledge and the insights that she has acquired in growing Farnsworth Group, Inc., both organically and through acquisitions, positively enhances the diversity of experience represented by the board.

Frederic L. Kenney. We consider Mr. Kenney to be a qualified candidate for service on the board, and the Nominating Committee and the Audit Committee, due to his skills and expertise in business law and his intimate knowledge of the First Busey organization due to his long-time service as a member of the Busey Bank board. Mr. Kenney is an attorney and director of Foltz, Inc., which specializes in real estate ownership and development, director of Christy-Foltz, Inc., a commercial construction company, and director of Decatur Construction Services, Inc., a materials/concrete construction vendor. Mr. Kenney served as Associate General Counsel for ADM in Decatur, Illinois, from 2001 to 2018.
Stephen V. King. We consider Mr. King to be a qualified candidate for service on the board, and the Nominating Committee and the Compensation Committee, due to his business and financial expertise acquired through his experience as a founding partner and managing member of a private equity firm, as well as due to his experience and knowledge gained as a member of many boards of directors throughout his career for companies operating in a variety of industries.
Kevin S. Rauckman. We consider Mr. Rauckman to be a qualified candidate for service on the board, and the Enterprise Risk Committee and the Audit Committee, due to his extensive public company experience and significant financial and investment experience. Mr. Rauckman’s background as a CFO for a large public company, coupled with his ongoing service as chairman of committees for other public and private companies, enables Mr. Rauckman to offer seasoned advice to the board.
Scott A. Wehrli. We consider Mr. Wehrli to be a qualified candidate for service on the board, and the Enterprise Risk Committee, due to his business and financial expertise acquired through his experience as Chairman and Principal of Dukane Precast Incorporated, his financial industry expertise and knowledge gained as a member of the First Community and Busey Bank boards of directors. In addition to his business experience, Mr. Wehrli’s service as mayor of a major Chicago suburb allows him to provide the board with distinctive insights on one of the Company’s major markets.
Tiffany B. White. We consider Dr. White to be a qualified candidate for service on the board, and the Enterprise Risk Committee, due to her extensive experience and business acumen garnered through teaching at the University of Illinois and her educational background and research in the area of advertising and, particularly, consumer-brand relationships, as well as the financial industry expertise and knowledge that she has gained as a member of the Busey Bank board of directors. Dr. White provides a unique and valuable perspective on First Busey’s strategic initiatives.
EXECUTIVE OFFICERS, CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
Executive Officers
The business experience of each of First Busey’s executive officers for at least the past five years is set forth below.
Van A. Dukeman. Mr. Dukeman, age 67, has been serving as a Director and Chief Executive Officer of First Busey since August 2007, as President of First Busey and Chief Executive Officer of Busey Bank since January 2026, as Chairman of the Board of First Busey since July 2020 and as Chairman of the Board of Busey Bank since 2007. Prior to that, Mr. Dukeman served as President and Chief Executive Officer of Busey Bank from October 2023 until March 2025. Prior to August 2007, Mr. Dukeman served as a Director, Chief Executive Officer, and President of Main Street Trust, Inc. from May 1998 until its merger with First Busey.
Amy L. Randolph. Ms. Randolph, age 51, has been serving as Chief Operating Officer of First Busey and Busey Bank since October 2023. Prior to her appointment as Chief Operating Officer, Ms. Randolph served as Chief of Staff of First Busey and Busey Bank from April 2017 to October 2023; Executive Vice President and Chief Brand Officer of First Busey and Busey Bank from March 2014 to April 2017; and Senior Vice President of Growth Strategies of First Busey and Busey Bank from February 2008 to March 2014.
Christopher H.M. Chan. Mr. Chan, age 40, has been serving as Chief Financial Officer of First Busey and Busey Bank since September 2025. Prior to joining First Busey, Mr. Chan served as Executive Vice President, Chief Strategy Officer at First National Bank from May 2025 to September 2025, and as Senior Vice President, Director of Corporate Strategy from July 2019 to May 2025, where he was responsible for leading strategic planning, investor relations, corporate development, and advancing First National Bank’s digital and data strategy, with oversight of digital channels, data science, artificial intelligence, and data management and governance. Prior to that, Mr. Chan served as a Portfolio Manager at Balyasny Asset Management.
Monica L. Bowe. Ms. Bowe, age 52, has been serving as Chief Risk Officer of First Busey and Busey Bank since January 2020. Prior to that, Ms. Bowe served as Senior Director of Operational Risk Program Management at KeyBank, a subsidiary of KeyCorp headquartered in Cleveland, Ohio, since 2015.
Amy J. Fauss. Ms. Fauss, age 58, has been serving as Chief Information and Technology Officer of First Busey and Busey Bank since March 2025. Prior to that, Ms. Fauss served as Chief Operating Officer of CrossFirst from February 2024 to March 2025; Chief Human Resources Officer and Chief Administrative Officer of CrossFirst and CrossFirst Bank from May 2023 to February 2024; Chief Human Resources Officer of CrossFirst and CrossFirst Bank from January 2021 until May 2023; and Chief Operating Officer of CrossFirst Bank from December 2009 until June 2022. Prior to joining CrossFirst, Ms. Fauss served as Executive Vice President and Chief Operating Officer of Solutions Bank, where she directed all aspects of daily operations and human resources. Ms. Fauss’s experience also includes senior management positions at Hillcrest Bank and Citizens-Jackson County Bank.
T. Anthony Hammond. Mr. Hammond, age 44, has been serving as President of Busey Bank since January 2026. Prior to that, Mr. Hammond served as Busey Bank’s President of Regional Banking since joining Busey Bank in May 2025, overseeing Busey Bank’s regional operating sales and revenue model which includes all commercial, wealth, treasury management, payments, and specialty business units. Mr. Hammond has two decades of commercial banking experience-including serving as Head of Commercial and Middle Market Banking at Heartland Financial USA and senior leadership roles at Arizona Bank & Trust, Johnson Bank and BOK Financial-with a track record of consistently leading high-performing teams, growing market share, and attracting top talent across the industry.
Chip S. Jorstad. Mr. Jorstad, age 45, has been serving as Chief Credit Officer of Busey Bank. Prior to that appointment, Mr. Jorstad has served in several roles with Busey Bank: as President of Credit and Bank Administration of Busey Bank from July 2022 to March 2025; Co-Chief Banking Officer from May 2020 to July 2022; Regional President Downstate Illinois of Busey Bank from April 2017 to May 2020; Director of Middle Market and Agricultural Banking from January 2014 to September 2015; and Senior Vice President from February 2011 to January 2014. Mr. Jorstad left Busey Bank for a brief period and served as Director of Commercial Real Estate for JSM Commercial from October 2015 until April 2017. Prior to joining Busey Bank in 2011, Mr. Jorstad worked as Director of Advancement for the University of Illinois at Urbana-Champaign, and also served as an Assistant Vice President for First Midwest Bank.
Scott A. Phillips. Mr. Phillips, age 47, has been serving as Chief Accounting Officer of First Busey and Busey Bank since February 2025, and as First Busey’s Principal Accounting Officer since March 2023. Mr. Phillips previously served as Interim Chief Financial Officer of First Busey and Busey Bank from February 2025 to September 2025, and as Corporate Controller of First Busey and Busey Bank from January 2019 to February 2025. Prior to that, Mr. Phillips was in the banking industry for nine years at BB&T Corporation (now Truist Financial) and Florida Community Bank after beginning his career at a Big 4 public accounting firm serving clients primarily in the financial services industry.
John J. Powers. Mr. Powers, age 70, has been serving as General Counsel of First Busey and Busey Bank since December 2011 and as Corporate Secretary of First Busey since May 2023. Prior to that, he was a stockholder of Meyer Capel, P.C., a law firm based in Champaign, Illinois, since 1998.
General
The Company’s board has established a set of Corporate Governance Guidelines that address board composition, the selection of directors, board meetings, committee meetings, and other matters. The Corporate Governance Guidelines are available on our website at busey.com/governance.
Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Busey, which are led by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are generally held every two months; special meetings, which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisers, such as our legal counsel, independent registered public accounting firm and other consultants.
A majority of our directors are “independent,” as defined by Nasdaq listing standards, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Generally, the board undertakes an annual review of director independence. This independence review is further supplemented by an annual questionnaire that each director is required to complete and that contains a number of questions related to, among other things, independence and related-party transactions. Because of his current position as an executive officer of First Busey, Mr. Dukeman is not considered “independent.”
Our board of directors held six regular meetings, one special meeting, four executive sessions without management present and one study session during 2025. All incumbent directors attended at least 75% of the board meetings and meetings of committees of which they were members. We require all of our directors to attend the annual meeting of our stockholders. Last year all of our then-current directors attended the annual meeting, and we expect all of our current directors will attend the 2026 Annual Meeting.
The board of directors has established four committees: the Compensation Committee, the Audit Committee, the Nominating Committee, and the Enterprise Risk Committee. Each such committee is comprised solely of independent directors.
Any stockholder who wishes to contact the full board may do so: (a) in writing, in care of our General Counsel and Corporate Secretary, by mail to First Busey Corporation, 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211; or (b) electronically, through the hyperlink available at our website at busey.com/informationrequest. Communications to the board will be compiled by our General Counsel and Corporate Secretary and submitted to the intended recipient(s) on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.
Executive Management Compensation And Succession Committee
The Compensation Committee met nine times in 2025. From January 1, 2025 to February 28, 2025, the Compensation Committee was comprised of Stephen V. King (Chair), Stanley J. Bradshaw, Karen M. Jensen and Cassandra R. Sanford. Since March 1, 2025, the Compensation Committee is comprised of Stephen V. King (Chair), Stanley J. Bradshaw, Rodney K. Brenneman, Steven W. Caple and Karen M. Jensen. Each member is an “independent” director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act and a “non-employee” director under Section 16 of the Exchange Act. The Compensation Committee charter is available on our website at busey.com/governance.
The primary responsibilities of the Compensation Committee include, among other things, (a) discharging the board’s responsibilities relating to compensation of the Chief Executive Officer and other executive officers that report directly to the Chief Executive Officer, (b) approving and evaluating all compensation of the executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company, (c) reviewing and evaluating the compensation of directors and making recommendations to the board with respect to changes to director compensation and director compensation plans and the granting of equity awards to non-employee directors, (d) producing an annual compensation discussion and analysis report and reviewing all other disclosures regarding executive compensation required to be included in the Company’s proxy statement and other filings with the SEC in accordance with applicable rules and regulations, and (e) considering and proposing to the board management succession strategies.
Audit Committee
The Audit Committee met six times in 2025. From January 1, 2025 to February 28, 2025, the Audit Committee was comprised of Frederic L. Kenney (Chair), Samuel P. Banks, George Barr, Michael D. Cassens and Cassandra R. Sanford. Since March 1, 2025, the Audit Committee is comprised of Frederic L. Kenney (Chair), Michael D.

Cassens, Jennifer M. Grigsby, Kevin S. Rauckman and Tiffany B. White. Each of these committee members is considered “independent” according to Nasdaq listing requirements and Rule 10A-3 under the Exchange Act, as required for audit committee membership. The board of directors has determined that Mr. Kenney qualifies as an “audit committee financial expert” under the regulations of the SEC based on his level of education and experience, which includes his current responsibility for the oversight and management of financial results and reports prepared by independent auditors for Christy-Foltz, Inc., Foltz, Inc. and Decatur Construction Services, Inc., as well as his involvement, during his nearly two decades with ADM, in communications with internal and external auditors and the preparation of notes and disclosures.
The responsibilities and functions of the Audit Committee and its activities during 2025 are described in more detail under the heading “Report of the Audit Committee” in this proxy statement. The Audit Committee charter is available on our website at busey.com/governance.
The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee reviews and approves all related-party transactions that would be reportable under applicable SEC rules, except for those lending relationships and transactions that are approved under Busey Bank’s policies. The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our independent registered public accounting firm, RSM US LLP, to First Busey or any of our affiliates. Additionally, the Audit Committee also pre-approves other services provided by third parties related to compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and tax and accounting matters. The pre-approval procedures also allow the Audit Committee’s Chair to pre-approve services in the event that a meeting cannot be held prior to the necessary action.
Nominating And Corporate Governance Committee
The Nominating Committee met six times in 2025. From January 1, 2025 to February 28, 2025, the Nominating Committee was comprised of Stanley J. Bradshaw (Chair), George Barr, and Stephen V. King. Since March 1, 2025, the Nominating Committee is comprised of Stanley J. Bradshaw (Chair), Rodney K. Brenneman, Steven W. Caple, Frederic L. Kenney and Stephen V. King. Each member is considered “independent” according to Nasdaq listing requirements.
The primary responsibilities of the Nominating Committee include, among other things, the nomination of individuals for election to the board, the review of qualifications of directors to stand for election and the implementation and maintenance of our corporate governance procedures. The Nominating Committee charter is available on our website at busey.com/governance.
The Nominating Committee reviews qualified director candidates and looks for candidates who present varied, complementary backgrounds that emphasize both business experience and community standing across the Company’s markets. The Nominating Committee believes that the composition of the board should collectively encompass a broad range of skills, experience, expertise and attributes useful to the effective oversight of the Company’s business. The Nominating Committee also believes that directors should possess the highest personal and professional ethics.
First Busey’s Corporate Governance Guidelines have established the following minimum criteria, which it considers necessary for service on the board:
•possession of the highest personal and professional ethics, integrity and values;
•effective leadership and sound judgment in the nominee’s professional life;
•exemplary management and communication skills;
•active leadership in the nominee’s profession, business or organization;
•knowledge of business, economic and community issues;

•a lack of conflicts of interest that would prevent the nominee from serving on the board; and
•for non-employee nominees, independence from management to the extent required in order for a majority of the board to be made up of directors who meet the definition of an “independent director” as set forth by Nasdaq.
The Nominating Committee reviews the qualifications of each potential director candidate and identifies nominees by consensus.
The Nominating Committee evaluates all candidates in the same way regardless of the source of such candidate, including any stockholder recommendations. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for the 2026 Annual Meeting.
Enterprise Risk Committee
The Enterprise Risk Committee met six times in 2025. From January 1, 2025 to February 28, 2025, the Enterprise Risk Committee was comprised of Michael D. Cassens (Chair), Samuel P. Banks, Karen M. Jensen and Frederic L. Kenney. Since March 1, 2025, the Enterprise Risk Committee is comprised of Michael D. Cassens (Chair), Jennifer M. Grigsby, Karen M. Jensen, Kevin S. Rauckman and Scott A. Wehrli. Each member is an “independent” director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act and a “non-employee” director under Section 16 of the Exchange Act. The Enterprise Risk Committee charter is available on our website at busey.com/governance.
The primary responsibilities of the Enterprise Risk Committee include oversight of the Company’s risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company’s risks.
Director Nominations And Qualifications
In accordance with our bylaws, a stockholder may nominate a director for election at the 2027 Annual Meeting by submitting a written notice of the proposed director nomination with our Corporate Secretary, at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211, no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. Any notice received after February 19, 2027 will be considered untimely. The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age, business address and residential address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; (iv) a written questionnaire with respect to the background and qualification of each nominee, completed and executed by each nominee, in the form to be provided by the Corporate Secretary upon written request of any stockholder of record within five days of such request; (v) a written statement executed by each nominee acknowledging that such nominee (A) consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected, and (B) represents that such nominee has read and agrees to adhere to First Busey’s code of ethics, Corporate Governance Guidelines and Insider Trading Policy, and any other of First Busey’s policies or guidelines applicable to directors, including with regard to securities trading; and (vi) any other information relating to each nominee that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such nominee is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address, as they appear on First Busey’s books, of the nominating stockholder and the name and principal business or residential address of any other beneficial stockholders known by the nominating stockholder to support each nominee; and (ii) the class and number of shares of stock that are owned beneficially and of record by the nominating stockholder on the date of the notice and the number of shares owned beneficially by any other record or beneficial stockholders known by the nominating stockholder to be supporting each nominee on the date of the notice. The board of directors and/or the Nominating Committee may request additional information in order to make a determination as to whether any nomination satisfies the requirements of our bylaws.

Notwithstanding the foregoing, in order to include information with respect to a stockholder director nomination in the proxy statement and form of proxy for First Busey’s 2027 Annual Meeting, stockholders must provide written notice and other required information to the Corporate Secretary of the Company by no later than December 10, 2026, as required by the SEC’s shareholder proposal rules under Rule 14a-8, and must comply with the other requirements of the Exchange Act (including those under Rule 14a-8 and Rule 14a-19). Stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the Company’s 2027 Annual Meeting of Stockholders must comply with the SEC’s “universal proxy card” rules under Rule 14a-19. Rule 14a-19 requires proponents to provide a written notice to the Corporate Secretary of the Company, no later than March 21, 2027, setting forth all of the information and disclosures required by Rule 14a-19. If the 2027 Annual Meeting of Stockholders is set for a date that is not within thirty (30) calendar days of the anniversary of the date of the 2026 Annual Meeting of Stockholders, then notice must be provided by the later of sixty (60) calendar days prior to the date of the 2027 Annual Meeting of Stockholders or by the close of business on the tenth (10th) calendar day following the day on which a public announcement of the date of the 2027 Annual Meeting of Stockholders is first made.
The Nominating Committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Nominating Committee or the board decides not to re-nominate a member for re-election, the Nominating Committee may identify a new nominee with the desired skills and experience of a new nominee in light of the criteria above.
For the 2026 Annual Meeting, upon the recommendation of the Nominating Committee, the board of directors nominated for election to the board each of the 12 incumbent directors, taking into account First Busey’s obligations under the Merger Agreement and the Bylaw Amendment. First Busey did not receive any stockholder nominations pursuant to the Company’s bylaws for directorships for the 2026 Annual Meeting.
Other Stockholder Proposals
In accordance with our bylaws, if a stockholder intends to present a proposal at First Busey’s 2027 Annual Meeting, our Corporate Secretary must receive written notice of such matter in the form required by our bylaws no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. Any notice received after February 19, 2027 will be considered untimely.
Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for First Busey’s 2027 Annual Meeting, stockholders must provide written notice and other required documentation to the Corporate Secretary of the Company by no later than December 10, 2026, as required by Rule 14a-8, and must comply with the other requirements of the Exchange Act (including those under Rule 14a-8).
Board Leadership Structure
Our board does not have a formal policy requiring the separation of the roles of Chairman of the board and Chief Executive Officer. It is our directors’ view that rather than having a rigid policy, the board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.
We believe our board leadership structure is the most appropriate at this time because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that our Chief Executive Officer possesses greatly enhances the decision-making processes of the board as a whole. Over his 38-year career at First Busey and Main Street Trust, Inc. prior to its merger with First Busey, Mr. Dukeman has developed extensive knowledge of, and deep experience in, First Busey and the banking industry more broadly. Moreover, the board believes that having Mr. Dukeman serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the board and management and allows Mr. Dukeman to more effectively execute the Company’s strategic initiatives and business plans and to confront its challenges.

Because the Chairman of the board is not an independent director, our board of directors has a separate lead independent director. Pursuant to the Bylaw Amendment, the position of lead independent director is held by Mr. Brenneman for two years from the effective time of the Merger (the “Effective Time”). Thereafter, the Nominating Committee will review this appointment annually and provide its recommendation to the full board for its consideration and action. The lead independent director assists the board in assuring effective corporate governance. The duties and responsibilities of the lead independent director include:
•acting as a liaison on behalf of the independent directors with the Chairman of the board;
•presiding at all meetings of the independent directors;
•consulting with the Chairman of the board on the agendas and the schedules for meetings of the board;
•determining, in conjunction with the board, the need for, and have the ability to call and preside at, meetings of the independent directors; and
•performing such other duties and responsibilities as may be assigned to the lead independent director by the board.
Board’s Role In Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, interest rate risks, capital risks, liquidity risks, cybersecurity risks, operational and integration risks, compliance risks, strategic risks, audit risks, reputational risks, fraud risks and others, such as the impact of competition or risk-related behavior that may be affected by our compensation plans. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors of Busey Bank, which pursuant to the Bylaw Amendment is identical to the board of directors of First Busey, is responsible for oversight of risk management for Busey Bank.
Various committees of the board also have responsibilities with respect to our risk oversight in specific areas. In particular, the Enterprise Risk Committee oversees the Company’s risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company’s risks. The Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks and receives regular reports from the management team’s senior risk officers regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking while still incentivizing our employees, consistent with our overall strategy. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
While the full board of directors is charged with ultimate oversight responsibility for risk management, management is responsible for the day-to-day management of the risks First Busey and Busey Bank face. Although every member of management is responsible for some aspect of risk management, our Chief Risk Officer, Ms. Monica Bowe, is responsible for identifying, analyzing, overseeing and reporting internal and external risks over the short-term, intermediate-term, and long-term. Ms. Bowe works in concert with other members of our management team to ensure that existing and emerging risks are identified and mitigated through appropriate risk management processes. Additionally, the Credit Committees of Busey Bank, the Chief Credit Officer of Busey Bank and the special assets and loan review staff of Busey Bank are collectively responsible for overseeing our credit risk. Certain other management committees take an active role in risk management oversight for the other types of risks facing the banks, including the Asset Liability Management Committee (“ALCO”), which plans, controls and monitors the assets, liabilities and capital of First Busey and its subsidiaries, including Busey Bank, to achieve financial goals and control financial risk (including liquidity risk and interest rate risk) in accordance with First Busey’s Asset, Liability and Liquidity Management Policy. ALCO’s policy is to meet at least quarterly to review current market conditions and to structure the consolidated balance sheets to optimize stability in net interest income in consideration of projected future changes in interest rates, as well as ensure an appropriate capital and liquidity framework. Each of these committees meets regularly and is comprised of executives responsible for major categories of risk.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors is essential for effective risk management and oversight. Our executive management team meets regularly with our other senior officers to discuss strategy and risks facing First Busey and Busey Bank. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related matters and any other matters.
Code Of Ethics
Our code of ethics applies to all of our directors, officers, and employees and sets forth the standard of ethics that we expect all of our directors, officers (including our Chief Executive Officer and Chief Financial Officer), and employees to follow. The text of this code of ethics may be found on our website at busey.com/governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8‑K regarding any amendment to or waiver of the code of ethics with respect to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website.
Corporate Governance Highlights
The board believes strong corporate governance is critical to achieving the Company’s long-term goals and maintaining the trust and confidence of investors, employees, clients, regulatory agencies, and other stakeholders. The following are highlights of our corporate governance practices:
•The Boards—First Busey, Busey Bank and FirsTech—include industry leaders from varied backgrounds and areas of expertise. This structure provides strong leadership to all business segments.
•92% of First Busey directors are independent, with varying experiences and backgrounds.
•Strong internal audit structure, reporting directly to the Audit Committee.
•Annual organizational business continuity and cybersecurity programs and planning.
•Enterprise risk metrics correspond with conservative business strategy and risk profile.
•Robust risk monitoring, reporting and regular risk assessments.
•Strong data privacy and information security policies, including data security oversight, associate training, and proactive privacy and security efforts.
•Confidential and independent whistleblower hotline.
DIRECTOR COMPENSATION
Our directors play a critical role in guiding our strategic direction and overseeing the management of First Busey. Ongoing developments in corporate governance, executive compensation and financial reporting have resulted in increased demand for highly qualified and productive public company directors.
The compensation paid to our non-employee directors is designed to be commensurate with the considerable time commitments, requisite skill set and the many responsibilities and risks of being a director of a public company of First Busey’s size, complexity and profile. Our non-employee directors are compensated based on their respective levels of board participation and responsibilities, including service on board committees. Our non-employee directors regularly engage with our senior management and meet with our stockholders throughout the year to better understand their perspectives.
Our employee directors do not receive separate compensation for serving as directors of First Busey. Additionally, our directors do not receive separate compensation for serving as directors of Busey Bank.

Compensation Program
In general, director compensation for non-employee directors who served on the board during 2025 included an annual cash retainer and an equity award in the form of deferred stock units (“DSUs”). DSUs are First Busey restricted stock units, the settlement of which is deferred to a time following vesting and generally occurs within 30 days following the earlier of separation from the board or a change in control of First Busey.
The Compensation Committee is responsible for reviewing the effectiveness of the non-employee director compensation program in supporting the Company’s ability to attract qualified directors and align their interests with stockholders. The Compensation Committee reviews director compensation regularly and considers a variety of factors, including our financial performance, general market conditions, director compensation at companies within our peer group, director responsibilities, and trends in director compensation practices. Any recommendations for changes in director compensation are made to our board.
Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Compensation Committee’s former independent compensation consultant, periodically provided the Compensation Committee with a review of our current board compensation package relative to our peer group, and conducted such a study in 2025. See the discussion under the heading “Compensation Process–2025 Compensation and Updated Peer Group” below for more information on the peer group used by Pearl Meyer to benchmark board compensation.
Based on the Compensation Committee’s review of director compensation in 2025 and Pearl Meyer’s comprehensive peer group compensation analysis, effective March 2025, the following changes were made to our board compensation package: (a) the annual cash retainer for non-employee directors was increased from $44,000 to $50,000, (b) the additional annual cash retainer for the lead independent director was increased from $12,500 to $30,000, (c) the additional annual cash retainer for the Chair of the Audit Committee was increased from $15,000 to $25,000, (d) the additional annual cash retainer for the Chair of the Compensation Committee was increased from $12,500 to $20,000, (e) the additional annual cash retainer for the Chairs of the Nominating Committee and the Enterprise Risk Committee were increased from $12,500 to $15,000, (f) the additional cash retainer for the non-Chair members of the Audit Committee was increased from $6,000 to $10,000, (g) the additional cash retainer for the non-Chair members of the Compensation Committee, the Nominating Committee and the Enterprise Risk Committee were increased from $6,000 to $7,500. The dollar value of the annual DSU grant for non-employee directors remained the same at $73,000, and the additional annual cash retainer for directors serving on the Busey Bank Executive Loan Committee remained the same at $10,000.
We reimburse our non-employee directors for reasonable expenses incurred for continuing education training and in attending board, committee and stockholder meetings, including reasonable expenses for travel, meals and lodging.
Once elected, each director is subject to First Busey’s director stock ownership policy, which requires each director, within five (5) years following such director’s initial election to the board of directors, to own an amount of shares equal in value to five times such director’s total annual cash retainer fees earned in the immediately preceding calendar year. Based on director compensation in 2025, this amount is in excess of $240,000 worth of common stock in First Busey for each director. DSUs, vested or unvested, are not counted for purposes of a director’s compliance with this policy. All non-employee directors who were directors as of December 31, 2025 are currently in compliance with this policy. For additional discussion, see below under the heading “Compensation-Related Governance Policies-Stock Ownership Policy”.
Total fees for service on the board and board committees in 2025 are reflected in the table below. Each of the non-employee directors also received 3,294 DSUs. All of such DSUs vest on the first anniversary of the grant date.

2025 Non-Employee Director Compensation Table

Name[1]	Fees Earned and Paid in Cash ($)	Stock Awards ($)[2,3]	All Other Compensation ($)	Total ($)
Stanley J. Bradshaw	$73,125	$72,995	$—	$146,120
Rodney K. Brenneman	$75,917	$72,995	$—	$148,912
Steven W. Caple	$53,417	$72,995	$—	$126,412
Michael D. Cassens	$77,875	$72,995	$—	$150,870
Jennifer M. Grigsby	$55,292	$72,995	$—	$128,287
Karen M. Jensen	$62,750	$72,995	$—	$135,745
Frederic L. Kenney	$90,375	$72,995	$—	$163,370
Stephen V. King	$73,750	$72,995	$—	$146,745
Kevin S. Rauckman	$55,292	$72,995	$—	$128,287
Scott A. Wehrli	$48,442	$72,995	$—	$121,437
Tiffany B. White	$52,967	$72,995	$—	$125,962
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1.As our Chairman, President and Chief Executive Officer, Mr. Dukeman receives no additional compensation for service on the board of directors. His compensation is included in the “Compensation of Named Executive Officers” section of this proxy statement.
2.The amounts set forth in the “Stock Awards” column reflect the grant date fair value of DSUs granted during 2025 valued in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2025.
3.Each director had 3,294 unvested DSUs at December 31, 2025.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
First Busey has three classes of stock issued and outstanding: common stock, Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”). Each share of common stock entitles the holder to one vote on matters submitted for approval of the common stockholders. Holders of the Series A Preferred Stock have no voting rights except with respect to certain changes in the terms of the Series A Preferred Stock, the issuance of capital stock ranking senior to the Series A Preferred Stock, certain fundamental business transactions and as otherwise required by applicable law, subject to certain limitations. Holders of the Series B Preferred Stock have no voting rights except (a) the right to vote with holders of other preferred stock for the election of two additional directors if dividends have not been paid for six or more quarterly periods, under the terms and subject to the limitations set forth in the certificate of designation for the Series B Preferred Stock, and (b) with respect to certain changes in the terms of the Series B Preferred Stock, the issuance of capital stock ranking senior to the Series B Preferred Stock, certain fundamental business transactions and as otherwise required by applicable law, subject to certain limitations.
The following table sets forth certain information regarding the beneficial ownership of our common stock, our Series A Preferred Stock and our Series B Preferred Stock as of April 1, 2026 (unless another date is provided in the footnotes therein), by all directors and director nominees, by each NEO, by all directors and current executive officers as a group, and by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock. With respect to persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, such knowledge is based on the beneficial ownership filings made by the holders with the SEC. The number of shares listed for our Series B Preferred Stock are depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Series B Preferred Stock. The percentages reported in the following table are calculated based on the number of shares of each class of the Company’s stock outstanding on April 1, 2026. As of April 1, 2026, there were 85,420,902 shares of common stock outstanding, 7,750 shares of Series A Preferred Stock outstanding, and 8,600,000 Depositary Shares outstanding with respect to the Series B Preferred Stock.

The number of shares beneficially owned by each director, director nominee, 5% stockholder, or NEO is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole and/or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days of April 1, 2026, through the exercise of any option, stock appreciation right or other right or the vesting of any equity award.
Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest.
Our board of directors has adopted a policy which generally prohibits our directors and officers from hedging their economic interests in our securities or, without the prior approval of the Nominating Committee, pledging shares of our common stock as security for lending relationships. In 2025, the Nominating Committee did not approve any new pledging requests. Exempt from this policy, however, are shares that were already pledged as security at the time of the policy’s adoption in 2014. Shares pledged pursuant to this policy are noted in the footnotes to the table below.

	Common Stock				Series A Preferred Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned	Stock Units[1]	Total	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Board of Directors:
Stanley J. Bradshaw	502,081 [2]	2,865	504,946	*	—	—	—	—
Rodney K. Brenneman	166,448 [3]	2,865	169,313	*	100	1.29%	—	—
Steven W. Caple	602,308 [4]	2,865	605,173	*	750	9.68%	—	—
Michael D. Cassens	138,773 [5]	2,865	141,638	*	—	—	—	—
Van A. Dukeman	439,992 [6]	115,444	475,313	*	—	—	—	—
Jennifer M. Grigsby	47,512 [7]	2,865	50,377	*	—	—	—	—
Karen M. Jensen	87,390 [8]	2,865	90,255	*	—	—	—	—
Frederic L. Kenney	194,069 [9]	2,865	196,934	*	—	—	—	—
Stephen V. King	214,774 [10]	2,865	217,639	*	—	—	—	—
Kevin S. Rauckman	46,306 [11]	2,865	49,171	*	250	3.23%	—	—
Scott A. Wehrli	73,312 [12]	2,865	76,177	*	—	—	—	—
Tiffany B. White	7,406 [13]	2,865	10,271	*	—	—	—	—
Other Named Executive Officers:
Christopher H.M. Chan	—	33,635	33,635	*	—	—	—	—
Jeffrey D. Jones[14]	26,658		26,658	*	—	—	—	—
Scott Phillips	10,271	8,791	19,062	*	—	—	3,350	*
Amy L. Randolph	72,569	42,772	115,341	*	—	—	—	—
Michael J. Maddox[15]	283,674		283,674	*	150	1.94%	41,200	*
Monica L. Bowe	31,431	31,523	62,954	*	—	—	—	—
All Directors and Current Executive Officers as a Group (20 Persons)[16]	2,862,278	355,381	3,217,659	3.77%	1,150	14.84%	3,350	*

Other Beneficial Owners of More than 5% of Our Common Stock:
Wellington Management Group LLP[17] 280 Congress Street Boston, MA 02210	7,135,906	8.35%	—	—	—	—
BlackRock, Inc.[18] 55 East 52nd Street New York, NY 10055	6,487,916	7.60%	—	—	—	—
Dimensional Fund Advisors LP19 6300 Bee Cave Road, Building One Austin, TX 78746	3,278,444	3.84%	—	—	—	—
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*Less than one percent.
1.Includes RSUs and DSUs held by directors and executive officers that are not exercisable or payable within 60 days of April 1, 2026. Does not include PSUs. There are no voting rights associated with RSUs, PSUs or DSUs.
2.Includes 28,681 shares of common stock issuable at the termination of Mr. Bradshaw’s service as a director pursuant to DSUs.
3.Includes (a) 136,639 shares of common stock and 100 shares of Series A Preferred Stock held by the Brenneman Living Trust, for which Mr. Brenneman is a co-trustee together with his spouse and as to which shares Mr. Brenneman has shared voting and investment power, (b) 26,366 shares of common stock held by Mr. Brenneman’s IRA, and (c) 3,443 shares of common stock issuable at the termination of Mr. Brenneman’s service as a director pursuant to DSUs.
4.Includes (a) 593,855 shares of common stock and 750 shares of Series A Preferred Stock held by LHFI III, LLC, for which Mr. Caple serves as sole manager and as to which shares Mr. Caple has sole voting and investment power, and (b) 3,443 shares of common stock issuable at the termination of Mr. Caple’s service as a director pursuant to DSUs.
5.Includes (a) 115,628 shares of common stock as to which Mr. Cassens has shared voting and investment power, and (b) 23,145 shares of common stock issuable at the termination of Mr. Cassens’ service as a director pursuant to DSUs.
6.Includes (a) 2,201 shares of common stock held by Mr. Dukeman’s spouse, (b) 225,243 shares of common stock as to which Mr. Dukeman has shared voting and investment power, and (c) 26,409 shares of common stock held by Mr. Dukeman’s IRA. Also includes 68,097 shares of common stock pledged as security pursuant to certain lending arrangements.
7.Includes (a) 25,637 shares of common stock held by the Jennifer M. Grigsby Living Trust, for which Ms. Grigsby is a co-trustee together with her spouse and as to which shares Ms. Grigsby has shared voting and investment power, and (b) 3,443 shares of common stock issuable at the termination of Ms. Grigsby’s service as a director pursuant to DSUs.
8.Includes 22,095 shares of common stock issuable at the termination of Ms. Jensen’s service as a director pursuant to DSUs.
9.Includes (a) 55,137 shares of common stock held by Mr. Kenney’s spouse, (b) 28,875 shares held by an estate of Mr. Kenney’s immediate family over which Mr. Kenney has voting power, (c) 38,788 shares held by the Testamentary Trust f/b/o of Geoffrey Dickes, for which Mr. Kenney is a co-trustee and as to which shares Mr. Kenney has shared investment power, and (d) 28,187 shares of common stock issuable at the termination of Mr. Kenney’s service as a director pursuant to DSUs.
10.Includes (a) 181,918 shares of common stock held by the Stephen V. King 2004 Declaration of Trust, for which Mr. King serves as sole trustee and as to which shares Mr. King has sole voting and investment power and (b) 32,856 shares of common stock issuable at the termination of Mr. King’s service as a director pursuant to DSUs.
11.Includes (a) 36,946 shares of common stock and 250 shares of Series A Preferred Stock held by the Kevin S. Rauckman Trust, for which Mr. Rauckman is the sole trustee and as to which shares Mr. Rauckman has sole voting and investment power, and (b) 3,443 shares of common stock issuable at the termination of Mr. Rauckman’s service as a director pursuant to DSUs.
12.Includes (a) 40,367 shares of common stock held by Scott Wehrli Investments LLC, for which Mr. Wehrli serves as sole manager and as to which shares Mr. Wehrli has sole voting and investment power, (b) 23,011 shares held by the Scott Wehrli Declaration of Trust, for which Mr. Wehrli is the sole trustee and as to which shares Mr. Wehrli has sole voting and investment power, and (c) 9,934 shares of common stock issuable at the termination of Mr. Wehrli’s service as a director pursuant to DSUs.
13.Consists of 7,406 shares of common stock issuable at the termination of Ms. White’s service as a director pursuant to DSUs.
14.Includes 600 shares owned by Mr. Jones’ spouse. Shares are as of February 18, 2025, the date of Mr. Jones’ separation from the Company, as described in more detail under the heading “NEO Departures-February 2025 Departure of Jeffrey D. Jones” below.
15.Includes (a) 10,793 shares of common stock held by Mr. Maddox’s IRA, (b) 4,739 shares of common stock, 100 shares of Series A Preferred Stock and 40,280 shares of Series B Preferred Stock held by Mr. Maddox’s spouse as to which Mr. Maddox disclaims beneficial ownership, and (c) 460 shares of Series B Preferred Stock held by Mr. Maddox’s two stepsons as to which Mr. Maddox disclaims beneficial ownership. Shares are as of February 3, 2026, the date on which Mr. Maddox exercised his stock-settled stock appreciation rights (“SSARs”) after his separation from the Company, as described in more detail under the heading “NEO Departures-January 2026 Departure of Michael J. Maddox” below.
16.Includes (a) common stock shares issuable upon settlement of 14,303 SSARs held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $9.37, (b) common stock shares issuable upon settlement of 13,508 SSARs held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $11.24, (c) common stock shares issuable upon settlement of 17,280 SSARs held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $12.36, and (d) common stock shares issuable upon settlement of 40,050 SSARs held by executive officers who are not NEOs or directors which are currently exercisable with an exercise price of $21.35.

17.Ownership based solely on the Schedule 13G filed by Wellington Management Group, LLC on November 12, 2025, reporting 7,135,906 shares beneficially owned, with shared voting power over 6,988,421 shares, sole dispositive power over 0 shares and shared dispositive power over 7,135,906 shares.
18.Ownership based solely on the Schedule 13G/A filed by BlackRock, Inc. on April 24, 2025, reporting 6,487,916 shares beneficially owned, with shared voting power over 0 shares, sole voting power over 6,318,690 shares, sole dispositive power over 6,487,916 shares and shared dispositive power over 0 shares.
19.Ownership based solely on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 9, 2024, reporting 3,278,444 shares beneficially owned, with shared voting power over 0 shares, sole dispositive power over 3,278,444 shares and shared dispositive power over 0 shares. In the Form 13F-HR filed by Dimensional Fund on February 12, 2026, Dimensional Fund reported 4,872,867 shares owned, with shared voting power over 120,030, sole voting power over 4,681,461 shares, sole dispositive power over 4,750,669 shares and shared dispositive power over 122,198 shares, which results in a 5.70% ownership percentage.

There are no material proceedings to which any director, officer or affiliate of First Busey, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer or affiliate of First Busey, or any such stockholder, is a party adverse to First Busey or any of its subsidiaries or has a material interest adverse to First Busey or any of its subsidiaries.

There are no arrangements currently known to First Busey, the operation of which may at a subsequent date result in a change of control.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. We believe that our executive officers, directors, and 10% stockholders timely filed all reports required to be filed during 2025 under Section 16(a).
In making the foregoing statements, we have relied solely upon the written representations of our directors, executive officers, and 10% stockholders and reports filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes our compensation philosophy and policies for 2025 as applicable to our NEOs, as defined under SEC rules, who are listed below. This CD&A explains the structure and rationale associated with each material element of the total compensation of our NEOs, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.

Name	Position (as of December 31, 2025)
Van A. Dukeman	Chairman and Chief Executive Officer[1]
Christopher H.M. Chan	Executive Vice President, Chief Financial Officer
Jeffrey D. Jones[2]	Former Executive Vice President, Chief Financial Officer
Scott A. Phillips[3]	Executive Vice President, Chief Accounting Officer; Former Interim Chief Financial Officer
Michael J. Maddox[4]	Former Vice Chairman and President of First Busey; Former President and Chief Executive Officer of Busey Bank
Amy L. Randolph	Executive Vice President, Chief Operating Officer
Monica L. Bowe	Executive Vice President, Chief Risk Officer
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1.Effective January 27, 2026, Mr. Dukeman was appointed as President of First Busey and Chief Executive Officer of Busey Bank, in addition to his existing duties. His current positions are Chairman, President and Chief Executive Officer of First Busey and Chairman and Chief Executive Officer of Busey Bank.
2.As previously disclosed on a Current Report on Form 8‑K filed on February 21, 2025 (the “February 2025 8-K”), Mr. Jones separated from his employment as Executive Vice President, Chief Financial Officer of First Busey and Busey Bank, effective February 18, 2025.

3.As previously disclosed on the February 2025 8-K, Mr. Phillips was appointed as Interim Chief Financial Officer of First Busey and Busey Bank, effective February 18, 2025. Mr. Phillips served as the Interim Chief Financial Officer until the appointment of Mr. Chan effective as of September 30, 2025, as previously disclosed on a Current Report on Form 8-K filed on September 24, 2025.
4.As previously disclosed on a Current Report on Form 8-K filed on January 27, 2026, Mr. Maddox separated from his employment as President of First Busey and President and Chief Executive Officer of Busey Bank and resigned from his roles as Vice Chairman and member of the board of directors of First Busey and member of the board of directors of Busey Bank, each effective January 27, 2026.
2025 Business Highlights
First Busey remains committed to balance sheet strength, profitability and growth, in that order. First Busey continues to navigate the current economic environment effectively and prudently and remains resolute in its focus on serving our clients, communities, and associates while protecting our balance sheet. First Busey’s financial strength is built on a long-term conservative operating approach. To further enhance our strong capital and liquidity positions, during the second quarter of 2025, First Busey issued an aggregate of 8,600,000 Depositary Shares, each representing a 1/40th interest in a share of the Series B Preferred Stock, with a liquidation preference of $1,000 per share of Series B Preferred Stock (equivalent to $25 per Depositary Share). First Busey received net proceeds of $207.4 million in connection with such issuance, and used a portion of these proceeds to fully redeem all $125.0 million of its outstanding 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”). First Busey also continued to purchase shares of its common stock under the stock repurchase program approved by the board of directors on February 3, 2015 (the “Stock Repurchase Plan”), purchasing 3,063,100 shares in 2025 at a weighted average price paid per common share of $22.81. As of December 31, 2025, First Busey had 4,856,175 shares that may still be purchased under the Stock Repurchase Plan.
As noted above, in 2025, First Busey completed the acquisition via merger of CrossFirst and its banking subsidiary, CrossFirst Bank, including the successful conversion of all operating systems, the achievement of key integration goals and the completion of branding changes to make all associates a part of First Busey’s core values - One Busey. First Busey is now an $18.10 billion financial holding company, providing premier banking services through Busey Bank across 10 states, with nearly $16 billion of assets under care at December 31, 2025.
Net income for the full year 2025 was $135.3 million, or $1.47 per diluted common share. During 2025, First Busey incurred $104.3 million in pre-tax non-recurring expenses relating to acquisitions (including the Merger) and other restructuring costs. Adjusted net income1 for the full year of 2025 was $225.0 million, or $2.53 per diluted common share.1 Profitability significantly improved throughout 2025 with the addition of CrossFirst. Year-over-year adjusted return on average assets (“ROAA”)1 increased to 1.41% for the fourth quarter of 2025, compared to 1.02% for the fourth quarter of 2024. Full-year adjusted ROAA1 was 1.27% in 2025, compared to 1.00% in 2024. Year-over-year adjusted return on average tangible common equity (“ROATCE”)1 increased to 13.58% for the fourth quarter of 2025, compared to 11.93% for the fourth quarter of 2024. Full-year adjusted ROATCE1 was 12.83% in 2025, compared to 12.30% in 2024. A big contributor to the enhanced returns has been the upward trajectory of the net interest margin. Year-over-year net interest margin1 grew to 3.71% for the fourth quarter of 2025, compared to 2.95% for the fourth quarter of 2024. Full-year net interest margin increased to 3.51% in 2025, compared to 2.95% in 2024. First Busey’s management team remained disciplined in its focus on capital, credit quality, and efficiency to produce continued solid returns for our stockholders.
•Capital Management Strategies — First Busey’s strong capital levels, coupled with its earnings, have allowed us to provide a steady return to stockholders through dividends and opportunistic stock repurchases as noted above. On January 30, 2026, First Busey paid a cash dividend of $0.26 per common share to stockholders of record as of January 23, 2026, which represented a 4% increase from the previous quarterly dividend of $0.25 per share. First Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980. As of December 31, 2025, First Busey remained well-capitalized, exceeding regulatory standards with a Tier 1 Capital Ratio of 13.88%, Common Equity Tier 1 Capital Ratio of 12.43%, Leverage Ratio of 11.93%, and Total Risk-Based Capital Ratio of 15.93%. Our tangible book value per common share1 was $20.23 at December 31, 2025, compared to $17.88 at December 31, 2024.
1 For information on non-GAAP financial measures, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 under the heading “Non-GAAP Financial Information.”

•Credit Quality — Credit quality remains strong by both our historical and current industry trends. Our non-performing loans were $53.5 million and $23.2 million at December 31, 2025, and December 31, 2024, respectively. Non-performing loans as a percentage of total portfolio loans were 0.39% and 0.30% at December 31, 2025, and December 31, 2024, respectively. Additionally, our allowance for credit losses coverage was 3.25 times our non-performing loan balance at December 31, 2025.
•Efficiency Initiatives1 — The efficiency ratio for the year ended December 31, 2025 was 63.22% compared to 62.00% for the year ended December 31, 2024. Expenses have been influenced by acquisition expenses and other restructuring costs, and the adjusted efficiency ratio was 55.76% and 61.27% for the years ending December 31, 2025, and December 31, 2024, respectively. First Busey remains focused on expense discipline. 2025 expenses were impacted from operating CrossFirst Bank as a stand-alone bank from March 1, 2025 through June 20, 2025, as well as general inflationary pressures on compensation and benefits and, to a lesser extent, certain other expense categories.
•Continued Strength in Fee Income Businesses2 — Maintaining a diversified revenue stream continues to be a focus for First Busey. For the year ended December 31, 2025, Wealth Management segment revenue was $70.2 million, an increase of $5.2 million, or 8.0%, compared to the year ended December 31, 2024. For the year ended December 31, 2025, FirsTech segment revenue was $21.6 million, a decrease of  $1.5 million compared to the year ended December 31, 2024, or (6.3)%, primarily due to decreases in income from online bill payments. On a consolidated basis, for the year ended December 31, 2025, noninterest income excluding net securities losses and gains on the sale of mortgage servicing rights, was 22.0% of total revenue, providing a complement to spread-based revenue from traditional banking activities.
As we reflect back on 2025 and look ahead to 2026, First Busey remains steadfast in our commitment to our stockholders, clients, communities and associates while protecting our balance sheet.
2025 Compensation Highlights
During 2025, First Busey’s management worked tirelessly on conversion and integration planning matters to ensure that First Busey would be successful in achieving the Merger’s announced strategic benefits. Following the Merger, the Compensation Committee conducted a thorough compensation review in conjunction with Pearl Meyer, closely assessing the relative executive compensation programs, practices and principles of the two standalone companies, as well as identifying an appropriate compensation peer group in light of the significantly increased size of the combined organization and the resulting need to align the compensation of the combined company’s executive leadership team with financial institutions of similar sizes. After concluding this review, the Compensation Committee decided to make several changes to First Busey’s executive compensation program for 2025.
•Updated Peer Group — In setting compensation for 2025, the Compensation Committee selected and approved an updated compensation peer group (the “Peer Group”) more appropriate to the size and other characteristics of the combined organization. The Compensation Committee utilized an agreed set of factors for assessing peer relevance, namely size, product scope, geographic scope and competition for talent, and a recommendation and analysis from Pearl Meyer, in making this determination.
•Base Salaries — The Compensation Committee approved base salary increases for each of our NEOs effective March 1, 2025. These increases were made to align with the Peer Group and after considering input from Pearl Meyer and First Busey’s senior management, except with respect to the Chief Executive Officer, whose salary was determined solely in the Compensation Committee’s discretion after considering input from Pearl Meyer. For more information regarding the Compensation Committee’s consideration of the views of our senior management in setting compensation, please see the heading “Role of Executive Officers in Compensation Decisions” below.
1 For information on non-GAAP financial measures, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 under the heading “Non-GAAP Financial Information.”
2 For segment level financial information, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025.

•Annual Cash Incentive Plan — The Compensation Committee approved the formulation for the 2025 annual cash incentive plan, keeping the Asset Quality Ratio performance measure weighting at 25% while making the following changes to the metrics to ensure that the 2025 annual cash incentive plan reinforced corporate priorities following the Merger: (a) a decrease in the Core Earnings Per Share weighting from 40% to 35%; (b) a decrease in the Non-Bank Revenue weighting from 25% to 20%; (c) an increase in the Regulatory Ratings weighting from 3.3% to 4%; (d) the addition of two new performance measures: (i) Core Deposit Growth with a weighting of 10% and (ii) Strategic Integration Goal with a weighting of 6%, and (e) the removal of the Net Promoter Score and Gallup Engagement Score performance measures to ensure that focus remained on the successful integration of CrossFirst.
•Equity Incentive Compensation — The Compensation Committee recommended, and the board granted, PSUs and RSUs to our remaining NEOs in the same proportions as the 2024 grants, with 50% consisting of PSUs and 50% consisting of RSUs. The PSU performance measures were substantially similar to the performance measures with respect to the 2024 PSU grants, except that (a) TSR PSUs (as defined below) were granted based on a new index determined to be more appropriate for the post-Merger company, the KBW Nasdaq Regional Banking Index, and (b) ROATCE PSUs (as defined below) were granted with different payout levels, with payouts ranging between 0% (based on ROATCE less than 12%) and 125% (based on ROATCE 15% or greater), determined with interpolation. Additionally, in light of the Merger, each TSR PSU previously granted prior to the Effective Time was replaced or modified, as described in more detail under the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” below. Per the recommendation of the Compensation Committee, the RSUs will vest annually over a three-year period in one-third increments, a change from the five-year vesting period of the RSUs granted in prior years. This change was made to align with market practice and to aid the Company in recruiting and retaining talent.
Components of Total Compensation
The Compensation Committee believes executive compensation packages provided by First Busey to its executives, including our NEOs, should include both cash and equity compensation opportunities that reward performance as measured against established corporate and personal goals, enabling First Busey to attract high-quality talent while also providing a strong retention element. By dividing compensation opportunities between cash and equity, the Compensation Committee intends to incentivize executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value. Each compensation element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey’s executives.

Compensation Element	Form	Purpose
Base Salary	Cash	Base Salary, which is reviewed annually, is intended to offer each executive security through consistent compensation at market levels of pay based on the executive’s responsibilities, experience, and historic performance and allow First Busey to maintain a stable management team.
Annual Cash Incentives	Cash	Annual Cash Incentives motivate our executives through performance-based pay to achieve First Busey key priorities including asset quality and profitability. Payouts are determined by corporate and individual performance.
Equity Awards	PSUs
PSUs, which are RSUs that will vest only to the extent specific objectives or relative financial, stock price or other goals are met, incentivize our executives to achieve objectives and goals that are considered important to First Busey’s overall success.

Equity Awards	RSUs	RSUs link the interests of our executives to stockholders by tying a portion of our executives’ compensation to the long-term value of First Busey’s stock and also serve as a valuable retention tool.
Benefits & Perquisites		Availability of competitive employee plans helps meet each executive’s health, welfare and retirement needs.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2025:

What We Do
✓	Heavy emphasis on variable (“at-risk”) compensation
✓	Annual incentives based on objective measures
✓	Clawback policy that is compliant with SEC and Nasdaq rules
✓	Stock ownership guidelines, including stock ownership policy and insider trading policy
✓	Independent compensation consultant
✓	Equity awards with performance objectives
✓	Equity awards with objectives based on relative performance
What We Don’t Do
x	No significant perquisites
x	No cash dividends on unvested shares
x	No option backdating or repricing
x	No hedging of shares
x	No guaranteed annual bonuses for NEOs

Prior Year’s Say-on-Pay Proposal
At First Busey’s 2025 Annual Meeting, the non-binding, advisory proposal to approve the compensation of certain executive officers received the approval of approximately 96% of the common shares having voting power and present at the meeting. In determining executive compensation policies and decisions, First Busey, the First Busey board of directors, and the Compensation Committee considered the results of the say-on-pay vote, and believe that the results of the 2025 say-on-pay vote reflect our stockholders’ support of our compensation philosophy and the manner in which we compensate our NEOs.
Compensation Philosophy and Objectives
We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders. We believe that the most effective compensation program is one that is designed to reward the achievement of annual, long-term, and strategic goals by First Busey and that aligns executives’ interests with those of our stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.
The Compensation Committee has worked with our management to design compensation programs that encourage high performance, promote accountability, and ensure that employee interests are aligned with the interests of our stockholders. Additionally, the Compensation Committee evaluates both performance and compensation to ensure that compensation provided to executives remains competitive relative to the compensation paid to similarly situated executives of our compensation peers and that we maintain our ability to attract and retain superior employees in key positions in the markets we serve. The primary objectives of our executive compensation policies are:
•to provide market-based compensation that attracts, retains, and motivates highly-qualified executives;
•to reward executives based upon our financial performance at levels competitive with compensation peers;
•to provide incentives for executive officers to work toward targeted successful annual results and strategic objectives;
•to create opportunities and incentives for our executive officers to be long-term stockholders;
•to align executive compensation with increases in stockholder value, as measured by favorable long-term results and the continued strengthening of First Busey’s financial condition;
•to provide flexibility to recognize, differentiate and reward individual performance; and
•to identify and prudently manage risks associated with our compensation programs.
Pay Mix
The main elements of our compensation program are base salary, short-term incentives in the form of annual cash bonuses, and long-term equity incentive awards, all of which we refer to as total direct compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is competitive and will attract, retain, and motivate top talent while keeping the overall compensation levels aligned with stockholder interests and job responsibilities. As illustrated below, the majority of our Chief Executive Officer’s and NEOs’ total direct compensation opportunity is variable (“at-risk”). The graphs depict the mix of total target direct compensation (salary, actual bonus, and RSUs/PSUs at grant date fair value) set for our Chief Executive Officer and NEOs for 2025.

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* Performance-based subject to performance goal achievement.
Compensation Process
The Compensation Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs, including reviewing and approving compensation levels, evaluating the performance of our NEOs, and considering senior management succession issues.
Each year, our Chief Executive Officer presents to the Compensation Committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the current year. In conducting its review, the Compensation Committee considers quantitative performance results; achievement of individual qualitative goals; the overall need of the organization to attract, retain, and motivate the executive team; the total cost of compensation programs; and market practices. The Compensation Committee also reviews comprehensive summaries that detail the executives’ total target and actual compensation for the year. The use of comprehensive summaries allows the Compensation Committee to have a complete understanding of the executives’ compensation and is valuable in the assessment of past and current compensation and how it relates to each executive’s duties and responsibilities. Generally, annual cash incentive awards are reviewed in the early months of each year after final financial results are available for the prior fiscal year. Additionally, the target metrics for the current year’s annual cash incentive awards are set and approved in conjunction with the budgeting process in the same time frame.
Base salary adjustments and equity awards are made in the first quarter of the year in order to align all compensation decisions in connection with the Compensation Committee’s review of final financial results for the prior fiscal year. Changes made to our NEO salary levels are shown below on page 35. We granted PSUs and RSUs to our NEOs during March 2025. Approval of grants of equity awards for any newly-hired or promoted executives during the course of the year occurs at the Compensation Committee meeting following the hiring or promotion.
Role of Compensation Consultants
The Compensation Committee periodically engages outside independent consultants to assist it in fulfilling its responsibilities and duties. During 2025, the Compensation Committee utilized Pearl Meyer to help review and adjust First Busey’s executive compensation practices, market trends, the equity plans of the Company, and other ad hoc support. Prior to retaining Pearl Meyer, the Compensation Committee reviewed Pearl Meyer’s independence in accordance with the committee’s charter and applicable Nasdaq rules and determined that there were no conflicts of interest that would impair its independence.

Role of Executive Officers in Compensation Decisions
The Compensation Committee is responsible for all compensation decisions affecting our NEOs. Our Chief Executive Officer annually reviews with the Compensation Committee the performance of each other NEO. This review is generally based on each executive’s individual performance and contribution toward our performance during the year. Based on these reviews, our Chief Executive Officer recommends adjustments to base salaries, annual cash incentives and equity award amounts. The Compensation Committee takes our Chief Executive Officer’s reviews and recommendations under advisement and may exercise discretion to modify any recommended adjustments or awards to executives. Our Chief Executive Officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. In addition, the Compensation Committee oversees the Board’s review of the performance of our Chief Executive Officer. As with the reviews of all other NEOs, this review is based on our Chief Executive Officer’s individual performance and contribution toward our performance during the year. Based on the review, the Compensation Committee determines, in its sole discretion, whether to make adjustments to the base salary, annual cash incentive, and equity award amount for our Chief Executive Officer. The recommendations of the Compensation Committee for equity grants are then presented to the full board for their approval.
2025 Compensation and Updated Peer Group
When establishing compensation in March 2025, in light of the closing of the Merger and the integration of the leadership teams of First Busey and CrossFirst that became effective as of March 1, 2025, as well as the significantly increased size of the combined organization, the Compensation Committee conducted a thorough compensation review in conjunction with Pearl Meyer. In making its compensation decisions, the Compensation Committee considered First Busey’s compensation and benefits commitments under the Merger Agreement, as well as the Dukeman Letter Agreement (as defined below) and the Maddox Letter Agreement (as defined below), and sought to find the appropriate balance between short-term and long-term incentives, cash/equity incentive mix of compensation, revenue and risk metrics and absolute and relative performance measures.
Accordingly, the Compensation Committee revised the Peer Group for 2025, recognizing that as the Merger significantly increased the size of First Busey, there was a need for the Compensation Committee to align the compensation of the combined company’s executive leadership team with financial institutions of similar sizes. The Compensation Committee utilized an agreed set of factors for assessing peer relevance, namely size, product scope, geographic scope and competition for talent, and a recommendation and analysis from Pearl Meyer, in making this determination. The Peer Group includes the following 15 publicly-traded financial companies with similar asset sizes that provide banking and related services in market areas comparable to those of First Busey (down from an original 17 due to the acquisitions in 2025 of Veritex Holdings, Inc. and Pacific Premier Bancorp, Inc.):

Commerce Bancshares, Inc. (CBSH)	Enterprise Financial Services Corp (EFSC)	First Financial Bancorp (FFBC)
First Interstate Bancsystem Inc. (FIBK)	First Merchants Corp (FRME)	Hilltop Holdings Inc. (HTH)
Home Bancshares Inc. (HOMB)	Renasant Corp (RNST)	Seacoast Banking Corporation of Florida (SBCF)
Simmons First National Corp (SFNC)	Texas Capital Bancshares, Inc. (TCBI)	Trustmark Corp (TRMK)
United Community Banks Inc. (UCB)	WesBanco Inc (WSBC)	WSFS Financial Corp (WSFS)
The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of NEOs. Instead, the Compensation Committee evaluates the market data prepared by Pearl Meyer, along with the other factors listed in this CD&A, to determine the appropriate target direct compensation levels for each of our NEOs.

Equity Incentive Compensation
The Compensation Committee believes that equity compensation is an important and effective way of creating a long-term link between the compensation provided to officers and other key management personnel with stockholder value. Our equity compensation programs are also designed with various factors in mind, including supporting pay-for-performance, fostering employee stock ownership, and focusing the management team on increasing value for our stockholders. In addition, the Compensation Committee believes that equity compensation provides balance to the total direct compensation structure: the annual incentive program focuses on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.
In recent years, we have granted PSUs and RSUs to our NEOs under our equity incentive plans. Our current equity incentive plan is the First Busey Corporation Amended 2020 Equity Incentive Plan (the “Amended 2020 Plan”). We are requesting approval of the amendment and restatement of the Amended 2020 Plan in the form of the Second Amended Plan at the 2026 Annual Meeting, which will increase the number of shares originally authorized for issuance under the Amended 2020 Plan. First Busey uses the Amended 2020 Plan to provide ownership opportunities of our common stock to our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel. All of our employees and directors and those of our subsidiaries are eligible to receive awards under the Amended 2020 Plan.
The Amended 2020 Plan is administered by the Compensation Committee. Equity award recommendations are made in its discretion and are generally presented to the full board for its approval. When making award recommendations, the Compensation Committee considers the factors described above, which is intended to support pay-for-performance and reward our employees and directors for increases in stockholder value, as well as the nature of the services rendered or to be rendered by the employee and the employee’s present and potential contributions to the success of First Busey.
As described in more detail under the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” below, as of the Effective Time and pursuant to the Merger Agreement, certain changes were made to First Busey’s then-outstanding PSUs and RSUs.
2025 Compensation Determinations
After concluding the comprehensive compensation review noted above, the Compensation Committee and the Board approved the following compensation for each of the remaining NEOs:
Base Salaries
For more information regarding the Compensation Committee’s consideration of the views of our senior management in setting compensation, please see the heading “Role of Executive Officers in Compensation Decisions” above. Following its consideration of the base salary recommendations of First Busey’s senior management and Pearl Meyer’s comprehensive peer group compensation analysis, except with respect to our Chief Executive Officer, whose salary was determined solely in the Compensation Committee’s discretion after considering input from Pearl Meyer, the Compensation Committee decided to increase base salaries in 2025 for each of our remaining NEOs effective March 1, 2025 to align with the Peer Group (other than Mr. Phillips, whose base salary was increased effective February 19, 2025 in conjunction with his appointment as Interim Chief Financial Officer, and Mr. Chan, who did not join First Busey until September 2025). Such increases are set forth below:

Executive Officer	2024 Salary	2025 Salary	% Change
Van A. Dukeman	$795,000	$952,000	19.7%
Christopher H.M. Chan	$—	$600,000	—%
Jeffrey D. Jones	$495,000	$—	—%
Scott A. Phillips	$240,000	$325,000	35.4%
Michael J. Maddox	$—	$952,000	—%
Amy L. Randolph	$495,000	$525,000	6.1%
Monica L. Bowe	$385,000	$430,000	11.7%
2025 Annual Cash Incentive Plan
The Compensation Committee approved the formulation for the 2025 annual cash incentive plan, keeping the Asset Quality Ratio performance measure weighting at 25% while making the following changes to the metrics to ensure that the 2025 annual cash incentive plan reinforced corporate priorities following the Merger: (a) a decrease in the Core Earnings Per Share weighting from 40% to 35%; (b) a decrease in the Non-Bank Revenue weighting from 25% to 20%; (c) an increase in the Regulatory Ratings weighting from 3.3% to 4%; (d) the addition of two new performance measures: (i) Core Deposit Growth with a weighting of 10% and (ii) Strategic Integration Goal with a weighting of 6%, and (e) the removal of the Net Promoter Score and Gallup Engagement Score performance measures to ensure that focus remained on the successful integration of CrossFirst.
The 2025 annual cash incentive plan provided that our Chief Executive Officer and Mr. Maddox (per the terms of the Maddox Letter Agreement) could receive 125% of their salaries at target performance and all other NEOs (other than Mr. Phillips, who was serving in an interim capacity) could receive 100% of their salaries at target performance. The 2025 plan also provided for a maximum cash incentive opportunity of 150% of salary for our Chief Executive Officer and Mr. Maddox (per the terms of the Maddox Letter Agreement) and 125% of salary for the other NEOs (other than Mr. Phillips, who was serving in an interim capacity) for achievement of superior performance, and no cash incentive for below threshold performance. The remaining structural elements of the annual cash incentive plan remained substantially similar to the 2024 plan.
Balance sheet strength, profitability, and growth, in that order, are the mantras that guide our performance culture, and these considerations were central to the performance measures selected by the Compensation Committee. For 2025, the specific performance measures in the annual cash incentive plan for our NEOs, and the percentage of their cash incentive opportunities attributable to each measure, are set forth in the table below. As noted above, the Compensation Committee chose these performance measures because it believed these metrics were the best measures for evaluating the respective contributions of our NEOs to the overall business success of First Busey during 2025 from an operational and stockholder value perspective. Under the plan, each performance measure received a weighting between 4% and 35%, and the applicable weighting determined the potential payout for the performance ranges established for each measure. The plan further provided the Compensation Committee with the discretion to adjust the financial performance objectives or actual awards, if appropriate, to account for extraordinary events, individual performance, and for consistency with awards to be made to other executives. The Compensation Committee did exercise its discretion to make such an adjustment in 2025 with respect to Core Earnings Per Share, as discussed under the heading 2025 Annual Cash Incentive Compensation Results below.

Measure	Type	Below Threshold	Below Target	Slightly Below Target	Target	Above Target	Maximum	Goal Weighting
Core Earnings Per Share (EPS)[1]	Absolute	<$2.21	$2.21+	With Interpolation	2.52	With Interpolation	$2.70+	35%
Asset Quality Ratio[2]	Relative Percent Rank	<25%	≥25% – 34.99%	≥35% – 49.99%	≥50% – 59.99%	≥60% – 74.99%	≥75%	25%
Non-Bank Revenue (Fee Income)[3]	Absolute	<$106.00MM	$106.00MM+	With Interpolation	$114.00MM	With Interpolation	$122.00MM+	20%
Core Deposit Growth[4]	Absolute	<$89MM	$89MM	With Interpolation	$489MM	With Interpolation	$629MM	10.0%
Strategic Integration Goal[5]	Absolute	<$21MM	$21MM	With Interpolation	$24MM	With Interpolation	$27MM+	6.0%
Regulatory Ratings[6]	Absolute	—	—	—	—	—	—	4.0%
CEO Payout Opportunity		0%	50%	87.5%	125%	137.5%	150%
NEO Payout Opportunity		0%	50%	87.5%	100%	112.5%	125%
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1.Metric with interpolation. Core Earnings Per Share operating performance adjusted for certain one-time charges (i.e. M&A) or other unique non-controllable elements and excludes securities gains and losses. The Target goal of $2.52 includes the Merger. The Target goal has been adjusted down from $2.55 to $2.52 to reflect the issuance of the Series B Preferred Stock, the paydown of the Subordinated Notes, and share repurchases pursuant to the Stock Repurchase Plan. The Below Target and Maximum Performance goals have also been adjusted down from $2.24 and $2.73 to $2.21 and $2.70, respectively. Core Earnings Per Share is the same as adjusted diluted earnings per share, a non-GAAP financial measure. For additional information on adjusted diluted earnings per share and a reconciliation to the most directly comparable GAAP financial measure, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 under the heading “Non-GAAP Financial Information.”
2.Equals (a) (30-89 day past due loans plus 90+ day past due loans plus non-accrual loans plus other real estate owned), divided by (b) total capital, compared to the Peer Group.
3.Metric with interpolation. Aggregate net revenue of FirsTech (Target goal of $25.9 million), Busey Bank Wealth Management (Target goal of $65.7 million), Busey Bank Treasury Management (Target goal of $9.9 million) and CrossFirst Bank Treasury Management (Target goal of $12.5 million); total Target goal of $114.0 million.
4.Metric with interpolation. First Busey budgeted core deposit growth of $113 million and CrossFirst Bank budgeted core deposit growth of $376 million sets the Target goal of $489 million (excludes brokered, financial institutions, Qwickrate CDs and ICS one-way deposit funding).
5.Metric with interpolation. Strategic integration goal reflects annualized cost saves of $24 million. Calculation is based on confirmed cost savings at year-end that have been or will be removed from the annualized expense run rate.
6.The Regulatory Ratings objective was established at the date of plan approval and reflects First Busey’s CAMELS rating as well as supervisory actions.
For purposes of the relative performance measurement of Asset Quality Ratio, First Busey compared performance against the Peer Group described under the heading “2025 Compensation and Updated Peer Group” beginning on page 33.
2025 Annual Cash Incentive Compensation Results
Asset quality remains strong with $58.1 million in non-performing assets, an allowance to total portfolio loans of 1.28%, and an allowance to non-performing loan ratio of 325% as of December 31, 2025. Our capital ratios were very strong at both the holding company and Busey Bank levels with both entities exceeding our targets of 12% Total Capital and 8% Tier 1 Leverage Ratio. Our liquidity and risk profile remained very strong in 2025. We believe we did not stretch our liquidity or risk profiles to achieve our results for 2025. Actual results and the impact on the potential cash incentive payout are outlined below. Additionally, although First Busey actually attained Core Earnings Per Share of $2.53 for 2025, the Compensation Committee exercised its discretion to lower Core Earnings Per Share to a deemed amount of $2.52 for purposes of determining the cash incentive payouts, in order to ensure that the NEOs still employed by the Company would not be overcompensated due to First Busey’s greater-than-budgeted stock repurchases under the Stock Repurchase Plan.

Measure	Type	Goal Weighting	Goal Achievement	CEO Multiplier	NEO Multiplier
Core Earnings Per Share (EPS)	Absolute	35%	Target	125.0%	100.0%
Asset Quality Ratio	Relative Percent Rank	25%	Maximum	150.0%	125.0%
Non-Bank Revenue (Fee Income)	Absolute	20%	Slightly Below Target	103.8%	85.9%
Core Deposit Growth	Absolute	10%	Below Threshold	—%	—%
Strategic Integration Goal	Absolute	6%	Maximum	150.0%	125.0%
Regulatory Ratings	Absolute	4%	Above Target	137.5%	112.5%
Calculated Bonus as a % of Salary				116.5%	95.4%
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* Based on goal achievement and target bonus (as a % of salary). For 2025, the target annual cash incentive compensation opportunity for our Chief Executive Officer and Mr. Maddox (per the terms of the Maddox Letter Agreement) and all other NEOs (other than Mr. Phillips, who was serving in an interim capacity) was 125% and 100% of base salary, respectively, and the maximum annual cash incentive compensation opportunity for our Chief Executive Officer and Mr. Maddox (per the terms of the Maddox Letter Agreement) and all other NEOs (other than Mr. Phillips, who was serving in an interim capacity) was 150% and 125% of base salary, respectively.

Executive Officer	Base Salary	Calculated Bonus as a % of Salary	Cash Annual Incentive
Van A. Dukeman	$952,000	116.50%	$1,109,080
Christopher H.M. Chan[1]	$600,000	23.85%	$143,100
Jeffrey D. Jones[2]	$495,000	12.55%	$62,101
Scott A. Phillips[3]	$325,000	66.15%	$215,000
Michael J. Maddox	$952,000	116.50%	$1,109,080
Amy L. Randolph	$525,000	95.40%	$500,850
Monica L. Bowe	$430,000	95.40%	$410,220
___________________________________________
1.Mr. Chan received a pro-rated annual bonus for 2025 based on the 95.4% of salary formulation.
2.As described in more detail under the heading “NEO Departures-February 2025 Departure of Jeffrey D. Jones” below, under the terms of the Jones Separation Agreement, Mr. Jones received a pro-rated annual bonus for 2025, determined based on actual performance for the 2025 performance year and therefore based on the 95.4% of salary formulation.
3.As noted above, as Mr. Phillips was serving in an interim capacity, he did not participate in the 2025 Annual Cash Incentive Plan and instead received discretionary incentive compensation based on a combination of individual and Company performance.
Treatment of Outstanding Equity Awards Upon the Merger
In connection with the Merger, the Compensation Committee and the board of directors determined, after careful consideration, to make certain changes to First Busey’s equity awards to provide for parity among employees of the combined company to promote success in the integration process. First Busey’s outstanding RSUs were granted with a five-year vesting period. First Busey’s outstanding PSUs were granted to each individual such that half (the “ROATCE PSUs”) could be earned based upon First Busey’s three-year average ROATCE and half (the “TSR PSUs”) could be earned based on First Busey’s relative Total Stockholder Return (“TSR”) compared to the members of the S&P U.S. BMI Banks — Midwest Region Index as of the date of the grant, that are still publicly reporting at the end of the performance period (excluding any financial institution that is the target of an announced acquisition at the end of the performance period), in both cases, measured cumulatively over the 36-month performance period. Following the closing of the Merger, except as described below, First Busey equity awards generally remained outstanding and subject to the same terms and conditions as applied immediately prior to the Effective Time.
Each ROATCE PSU issued and outstanding immediately prior to the Effective Time (the “Earned ROATCE PSUs”) was deemed earned with the achievement of the applicable performance goals based on actual performance through December 31, 2024, the latest practicable date prior to the Effective Time, and otherwise remained subject to the same terms and conditions (including service-based vesting terms) as applied to such Earned ROATCE PSU immediately prior to the Effective Time. The Earned ROATCE PSUs have been deemed earned (a) at 100% of the target level of performance, for the Earned ROATCE PSUs granted in 2023 and (b) at 75% of the target level of performance, for the Earned ROATCE PSUs granted in 2024. This treatment is intended to align with the treatment of CrossFirst PSUs in the Merger and recognizes that the performance goals were set without the ability to consider the impact of the Merger.
The Compensation Committee also considered that the TSR PSUs granted in 2022, 2023 and 2024 were materially adversely impacted by the announcement of the Merger, resulting in the value of those TSR PSUs drastically dropping from between 76.9% and 96.2% of the original target level immediately prior to the announcement of the Merger to zero some time after such announcement. After considering various different alternatives to mitigate the adverse impact that the announcement of the Merger had on the previously granted TSR PSUs while promoting continued performance and retention, the Compensation Committee recommended, and the board of directors approved, the following treatment: Each TSR PSU previously granted in 2022 with a performance period that ended December 31, 2024 (excluding TSR PSUs previously held by retirees) (the “2022 TSR PSUs”) was replaced, and each TSR PSU outstanding immediately prior to the Effective Time with performance periods ending December 31, 2025 and December 31, 2026 was modified, each effective March 1, 2025, such that the resulting new PSUs (the “New Merger PSUs”) or modified PSUs (collectively with the New Merger PSUs, the “Merger PSUs”) will be earned (between 0% for below threshold performance and 160% for maximum performance) based on First Busey’s relative TSR rank as compared to the KBW Nasdaq Regional Banking Index, measured at the end of a two-year performance period commencing January 1, 2025 and ending December 31, 2026. The Merger PSUs will be subject to the terms and conditions of the Amended 2020 Plan and the applicable award agreements. The target number of PSUs subject to each such Merger PSU was determined based on the number of PSUs that would have been earned in respect of the corresponding TSR PSU had performance for such corresponding TSR PSU been determined based on actual performance as of August 26, 2024, the day immediately prior to the announcement of the Merger. The Compensation Committee and the board of directors felt that this two-year performance period was an appropriate length of time to allow employees, including the NEOs, the opportunity to earn those TSR PSUs that were materially adversely impacted, and incentivize our employees to ensure the successful integration of CrossFirst and First Busey and continue to execute First Busey’s strategy to serve our clients and drive enhanced stockholder return.
Additionally, in accordance with the Merger Agreement:
•Each outstanding RSU will now vest in equal annual installments over three (3) years following the Effective Time; provided that if any RSU would otherwise vest by its terms on an earlier date, any then-unvested portion as of such date will vest on such original vesting date. This treatment was also intended to align vesting terms for employees of the two legacy companies.
•Each outstanding First Busey equity award was subject to vesting upon an involuntary termination within twelve (12) months following the Effective Time (at target performance in the case of Merger PSUs).
2025 Equity Incentive Compensation
Annual Grants
On March 25, 2025 the Compensation Committee recommended equity awards for each remaining NEO (other than Mr. Chan, who did not join First Busey until September 2025) with 50% of the target award value consisting of PSUs, and 50% of the award value consisting of RSUs, which First Busey’s board of directors approved on March 26, 2025. Half of the PSUs are ROATCE PSUs and half of the PSUs are TSR PSUs that can be earned based on the Company’s TSR compared to the members of the KBW Nasdaq Regional Banking Index as of March 26, 2025, that are still publicly reporting at the end of the performance period (excluding any financial institution that is the target of an announced acquisition at the end of the performance period), in both cases, measured cumulatively over the 36-month performance period beginning on January 1, 2025 and ending on December 31, 2027. The number of ROATCE PSUs earned can vary between 0% (for below threshold performance) and 125% (for maximum performance) of the target number of shares depending on the performance achieved, and the number of TSR PSUs earned can vary between 0% (for below threshold performance) and 160% (for maximum performance) of the target number of shares depending on the performance achieved. Per the recommendation of the Compensation Committee, the RSUs will vest annually over a three-year period in one-third increments, a change from the five-year vesting period of the RSUs granted in prior years. This change was made to align with market practice and to aid the Company in recruiting and retaining talent. The tables below outline the target equity awards granted in 2025 (excluding the New Merger PSUs) and the individual award values. The actual number of shares granted, and resulting value reported in the Summary Compensation Table, were based on the closing price of the Company’s common stock on the grant date of March 26, 2025, in accordance with FASB ASC Topic 718.

Executive Officer	PSUs (50%)[1]	RSUs (50%)	Total (100%)
Van A. Dukeman	$900,000	$900,000	$1,800,000
Christopher H.M. Chan[2]	$—	$500,000	$500,000
Jeffrey D. Jones[3]	$—	$—	$—
Scott A. Phillips	$75,000	$75,000	$150,000
Michael J. Maddox	$900,000	$900,000	$1,800,000
Amy L. Randolph	$262,500	$262,500	$525,000
Monica L. Bowe	$195,000	$195,000	$390,000
___________________________________________
1.Amounts reflect target value of PSU awards based on grant date share price. Amounts realized upon vesting may increase or decrease based on future performance of First Busey.
2.Mr. Chan was awarded a $500,000 RSU grant with a three-year vesting period on October 8, 2025 in connection with his commencement of employment as Chief Financial Officer.
3.Subject to the terms of the Jones Separation Agreement (as defined below), Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
Of the total number of PSUs to be earned by each remaining participant at the end of the performance period, 50% were based on the Company’s relative TSR as follows:

2025 – 2027 Relative Rank (Total Stockholder Return)	Payout* (% of Target Shares)
Less than 40th Percentile	0%
40th Percentile < 60th Percentile	50% – 100%
60th Percentile < 75th Percentile	100% – 160%
75th Percentile or Greater	160%
___________________________________________
*The number of PSUs earned is to be determined with interpolation.
Of the total number of PSUs to be earned by each remaining participant at the end of the performance period, 50% were based on the Company’s ROATCE as follows:

2025 – 2027 (Core Return on Average Tangible Common Equity)	Payout* (% of Target Shares)
Less than 12%	0%
12% < 13.5%	75%-100%
13.5% < 15%	100%-125%
15% or Greater	125%
___________________________________________
*The number of PSUs earned is to be determined with interpolation.
New Merger PSUs
As noted above, each 2022 TSR PSU was replaced with a New Merger PSU that can be earned based on the Company’s TSR compared to the members of the KBW Nasdaq Regional Banking Index as of March 1, 2025, that are still publicly reporting at the end of the performance period (excluding any financial institution that is the target of an announced acquisition at the end of the performance period), in both cases, measured cumulatively over the 24-month performance period beginning on January 1, 2025 and ending on December 31, 2026. The number of PSUs earned can vary between 0% (for below threshold performance) and 160% (for maximum performance) of the target number of shares depending on the performance achieved. The tables below outline the target New Merger PSUs granted in 2025 and the individual award values. The actual number of shares granted, and resulting value reported in the Summary Compensation Table, were based on the closing price of the Company’s common stock on the grant date of March 1, 2025, in accordance with FASB ASC Topic 718.

Executive Officer	New Merger PSUs[1]
Van A. Dukeman	$211,520
Christopher H.M. Chan	$—
Jeffrey D. Jones	$—
Scott A. Phillips	$7,461
Michael J. Maddox	$—
Amy L. Randolph	$93,297
Monica L. Bowe	$62,182
___________________________________________
1.Amounts reflect target value of New Merger PSU awards based on grant date share price. Amounts realized upon vesting may increase or decrease based on future performance of First Busey.
The total number of New Merger PSUs to be earned by each remaining participant at the end of the performance period is based on the Company’s relative TSR as follows:

2025 –2026 Relative Rank (Total Stockholder Return)	Payout* (% of Target Shares)
Less than 40th Percentile	0%
40th Percentile < 60th Percentile	50% – 100%
60th Percentile < 75th Percentile	100% – 160%
75th Percentile or Greater	160%
___________________________________________
*The number of New Merger PSUs earned is to be determined with interpolation.
Changes in Executive Compensation in 2025 as a Result of the Merger
Letter Agreements
As previously described in the joint proxy statement/prospectus filed by First Busey on November 13, 2024 (the “Joint Proxy Statement/Prospectus”) and in a Current Report on Form 8-K filed by First Busey with the SEC on March 3, 2025 (the “Merger 8‑K”), on August 26, 2024, Mr. Dukeman and Mr. Maddox each entered into a letter agreement with First Busey (hereinafter referred to as the “Dukeman Letter Agreement” and the “Maddox Letter Agreement, respectively, and collectively as the “Letter Agreements”), each of which became effective as of the Effective Time. Each Letter Agreement provided for the succession plan for Mr. Dukeman’s roles described in the Joint Proxy Statement/Prospectus (the “Succession Plan”) and that each would receive a base salary, annual bonus and long-term incentive awards that were no less than the other during the Specified Period.
Dukeman Letter Agreement
Pursuant to the Dukeman Letter Agreement, First Busey terminated Mr. Dukeman’s right to severance pursuant to his employment agreement (the “Dukeman Employment Agreement”) in compliance with Section 409A of the Internal Revenue Code’s change in control plan termination rules, but Mr. Dukeman would receive a cash retention payment in the amount of $5,635,755 (an amount equal to three (3) times the sum of his then-applicable base salary and most recent performance bonus as of the Effective Time) (the “Dukeman Retention Payment”) on the one (1) year anniversary of the Effective Time (which First Busey paid on March 1, 2026). The

Dukeman Letter Agreement also provides that if Mr. Dukeman is terminated for cause or resigns other than due to constructive discharge (in each case, as defined in the Dukeman Employment Agreement), (a) between the payment date of the Dukeman Retention Payment and the two (2)-year anniversary of the Effective Time, Mr. Dukeman will promptly repay two-thirds of the Dukeman Retention Payment or (b) between the two (2)-year and three (3)-year anniversaries of the Effective Time, Mr. Dukeman will promptly repay one-third of the Dukeman Retention Payment.
The Dukeman Letter Agreement further provides that in the event that, prior to the end of the Specified Period, (a) the Succession Plan does not occur and Mr. Dukeman resigns in accordance with his constructive discharge rights or (b) Mr. Dukeman’s employment is terminated without cause or he resigns in accordance with his constructive discharge rights, Mr. Dukeman will be entitled, subject to the effectiveness of a release, to (i) any annual bonus or long-term incentive award earned or accrued but not yet paid, (ii) the greater of (A) an amount equal to the sum of (x) his then applicable base salary through the remainder of the Specified Period and (y) annual performance bonuses (based on his then most recent annual performance bonus) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to the sum of his then applicable annual base salary and then most recent annual performance bonus, (iii) payment for the value of the contributions that would have been made to Mr. Dukeman under all applicable retirement and other employee benefit plans had his employment continued through December 31 of the year in which such termination of employment occurs and (iv) continuing coverage under all existing life, health and disability programs for one (1) year following his termination date.
Mr. Dukeman’s outstanding equity awards were treated in accordance with the Merger Agreement at closing, as further described under the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” above. In the event that Mr. Dukeman experiences a qualifying termination prior to the end of the Specified Period, the Dukeman Letter Agreement provides that (a) all outstanding time-based equity awards will accelerate and vest in full and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code and (b) the service condition with respect to his then-outstanding performance-based equity awards will be waived and such awards will remain outstanding and eligible to vest based on achievement of the relevant performance metrics at the end of the applicable performance period.
Pursuant to the Dukeman Letter Agreement, Mr. Dukeman will be subject to a non-competition covenant until the later of (a) one (1) year following a termination of employment and (b) the end of the Specified Period. The Dukeman Letter Agreement also provides that following the Effective Time, Mr. Dukeman will no longer be entitled to the Section 280G of the Internal Revenue Code excise tax gross-up set forth in the Dukeman Employment Agreement.
Maddox Letter Agreement
Pursuant to the Maddox Letter Agreement, Mr. Maddox’s right to severance pursuant to his employment agreement and the CrossFirst severance plan were terminated, but Mr. Maddox would receive a cash retention award in the amount of $4,175,559 (an amount equal to three (3) times the sum of his then-applicable base salary and annual bonus based on actual performance as of the Effective Time), which would be paid in equal annual installments on each of the three (3) anniversaries of the Effective Time, subject to his continued employment or an earlier qualifying termination.
Pursuant to the Maddox Letter Agreement, in the event that, prior to the end of the Specified Period, (a) the Succession Plan did not occur and Mr. Maddox resigned in accordance with his constructive termination rights or (b) Mr. Maddox’s employment was terminated without cause or he resigned in accordance with his constructive termination rights (each such termination of employment in clauses (a) and (b), a “Qualifying Termination”), Mr. Maddox would be entitled to (i) any annual bonus or long-term incentive award earned or accrued but not yet paid, (ii) the greater of (A) an amount equal to the sum of (x) his then applicable base salary through the remainder of the Specified Period, and (y) annual bonuses (based on target bonus for the year in which the Qualifying Termination occurs) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to two (2) times the sum of his then applicable annual base salary and target annual bonus for the year in which the Qualifying Termination occurs, (iii) the company-paid portion of the COBRA continuation premium to cover Mr. Maddox and his dependents enrolled under company health, vision and dental plans in effect as of the termination date for twelve (12) months and (iv) reimbursement of up to $25,000 of reasonable expenses directly relating to outplacement counselling services obtained during the eighteen (18)-month period following such termination date.
Mr. Maddox’s outstanding CrossFirst equity awards were treated in accordance with the Merger Agreement at closing, as described in the Merger 8-K. In the event that Mr. Maddox experienced a Qualifying Termination prior to the end of the Specified Period, the Maddox Letter Agreement provided that all outstanding equity awards would accelerate and vest in full (with any then-outstanding performance-based awards deemed satisfied based on target performance) and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code.
Pursuant to the Maddox Letter Agreement, Mr. Maddox will be subject to a non-competition covenant (in addition to the non-solicitation of First Busey’s employees and clients for one (1) year following his termination date in the Maddox Employment Agreement) until the end of the Specified Period.
As noted above, Mr. Maddox separated from his employment with First Busey and Busey Bank, and resigned from his roles as Vice Chairman and member of the board of directors of First Busey and member of the board of directors of Busey Bank, each effective January 27, 2026, as further described under the heading “NEO Departures-January 2026 Departure of Michael J. Maddox” below.
Other NEO Agreements
As described in the Merger 8‑K, effective at the Effective Time, First Busey entered into retention agreements with Ms. Randolph and Ms. Bowe, as well as an employment agreement with Mr. Phillips (collectively, the “Executive Agreements”). The Executive Agreements each provide for payment of a retention bonus (the “Retention Bonus”) in the amount of $2,091,870 for Ms. Randolph, $1,627,010 for Ms. Bowe and $150,000 for Mr. Phillips, less all applicable withholdings and deductions. The Retention Bonus is payable one-third within forty-five days following the Effective Time and one-third on or as soon as practicable following each of the first and second anniversaries of the Effective Time, in each case, subject to the executive’s continued employment through the relevant payment date.
Pursuant to the Executive Agreements, each executive waives certain rights to terminate their employment with First Busey for “good reason” pursuant to, and as defined in, the executive’s existing employment agreement with First Busey, as described in the retention agreements. If the executive’s employment with First Busey terminates prior to the final payment date by First Busey without “cause”, by the executive for “good reason”, upon First Busey’s non-renewal of the applicable term of employment or in the event of death or disability, then, subject to the effectiveness of a release, any portion of the Retention Bonus that has not yet been paid will immediately become payable.
Each executive is subject to the covenants regarding confidentiality, non-competition, non-solicitation and intellectual property set forth in their employment agreement, as described under the heading “Potential Payments Upon Termination or Change in Control Disclosure - Employment Agreements” below. If First Busey determines that the executive has violated any such covenants during the retention period, the executive’s eligibility for and receipt of any unpaid portion of the Retention Bonus will immediately terminate.
Other Compensation and Benefits
2021 Employee Stock Purchase Plan
First Busey adopted and stockholders approved the First Busey Corporation 2021 Employee Stock Purchase Plan effective March 24, 2021. The plan is generally available to all salaried employees and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time (the “Internal Revenue Code”). The plan allows employees of First Busey and its subsidiaries to purchase shares of our common stock at a discounted purchase price. A participant’s after-tax deferrals are accumulated each quarter and used to purchase shares of our common stock. The purchase price is 85% of the lower of  (a) the fair market value on the first trading day of the calendar quarter or (b) the fair market value on the last trading day of the calendar quarter.

Benefits and Other Perquisites
Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability, and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing Plan and Trust (the “401(k) Plan”). The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2025, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit-sharing element of the 401(k) Plan.
All NEOs are provided with death benefits under portable $500,000 (in the case of Mr. Phillips) and $1.5 million (in the case of all other NEOs) term life insurance policies. Premiums on the term life insurance policies are paid by First Busey on behalf of the covered employee, so long as they remain employed by First Busey.
First Busey’s health and wellness program, available to all employees including our NEOs, is designed to help employees make positive lifestyle choices. Employees receive points for participation in the program that are redeemed as monetary incentives in the form of wellness benefits as certain thresholds are met.
Change in Control Benefits
Each of our NEOs (other than Messrs. Dukeman, Jones and Maddox) is a party to an employment agreement that provides for certain payments and benefits if his or her employment is terminated in connection with a change in control. In each instance, if an NEO’s employment is terminated by First Busey or the NEO resigns under certain circumstances in connection with a change in control of First Busey, the NEO is entitled to receive certain cash payments and other benefits. The purpose of these change-in-control protections is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even if their own employment may not be secure following such transaction. Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control. As noted above, pursuant to the Dukeman Letter Agreement, First Busey terminated Mr. Dukeman’s right to severance pursuant to the Dukeman Employment Agreement in compliance with Section 409A of the Internal Revenue Code’s change in control plan termination rules, and Mr. Dukeman is also no longer entitled to an excise tax gross up with respect to any excise tax arising under Section 4999 of the Internal Revenue Code. Pursuant to the terms of the Jones Separation Agreement and the Maddox Separation Letter, respectively, Mr. Jones and Mr. Maddox are no longer entitled to any benefits upon a change in control of First Busey.
Regulatory Impact on Compensation
The Compensation Committee made many important decisions in 2025 affecting the compensation of our NEOs. These decisions were the result of many factors, including our financial performance and the Merger as discussed throughout this CD&A. To more fully understand the decisions of the Compensation Committee with respect to compensation during 2025 and into 2026, the Compensation Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.
As a publicly-traded financial institution, First Busey must comply with multiple layers of regulations when considering and implementing compensation-related decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that First Busey and the Compensation Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance.
Under the Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”), published by the Federal Deposit Insurance Corporation (the “FDIC”), excessive compensation is prohibited as an unsafe and unsound practice. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate, in light of each institution’s overall financial condition, an employee’s compensation, with factors including compensation history, internal pay equity, and, as appropriate, comparable compensation practices at peer institutions.
In addition to the Safety and Soundness Standards, the Compensation Committee considers the Guidance on Sound Incentive Compensation Policies (the “Joint Guidance”) issued jointly by the FDIC, the Federal Reserve, and the Officer of the Comptroller of the Currency. The Joint Guidance complements the Safety and Soundness

Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs, and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to which it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.
In addition, the Compensation Committee, with the assistance of its advisors and First Busey’s management, continues to monitor the compensation-related rules and regulations under applicable law. First Busey maintains a clawback policy, as further described below. While the Compensation Committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations.
In addition to the foregoing, as a publicly traded corporation, First Busey is subject to the SEC’s rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the organization. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey.
The Compensation Committee believes that its regular, overall assessment of the compensation plans, programs, and arrangements established for First Busey’s NEOs includes a sensible, reasonable approach toward balancing risks and rewarding reasonable, but not necessarily easily attainable, goals. The Compensation Committee believes First Busey has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.
Finally, when making decisions about executive compensation, in addition to the above, the Compensation Committee considers the impact of other regulatory provisions, including: Section 162(m) of the Internal Revenue Code, regarding the tax deductibility of certain compensation; Section 409A of the Internal Revenue Code, regarding nonqualified deferred compensation; and Sections 280G and 4999 of the Internal Revenue Code, regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, the Compensation Committee also considers how various elements of compensation will impact our financial results. For example, the Compensation Committee considers the impact of FASB ASC Topic 718, which requires First Busey to recognize the compensation cost of grants of equity awards based upon their grant date fair value.
Compensation-Related Governance Policies
Stock Ownership Policy
We believe that our NEOs and non-employee directors should have and maintain a significant equity interest in the Company. First Busey maintains a stock ownership policy for our directors and NEOs to promote a long-term perspective in managing First Busey, and to help align the interests of our stockholders, directors, and top executives. Unexercised options and unearned PSUs and DSUs are not counted toward stock ownership requirements, and there is a five (5) year ownership accumulation period. All of our NEOs and directors are currently in compliance with these guidelines:

Participant	Target Ownership Level
Directors	5x annual cash retainer fees
Chief Executive Officer	3x annual salary
All Other NEOs	2x annual salary

Insider Trading Policy
The Company has an insider trading policy that is reasonably designed to promote compliance with insider trading laws, rules and regulations, including the SEC’s 2023 rules regarding 10b5-1 plans, as well as Nasdaq listing standards. Among other things, the insider trading policy restricts open market transactions in Company stock beginning two weeks before the last day of the quarter end and ending two trading days after quarterly earnings have been made public, and requires all Section 16 officers and other designated insiders to seek pre-clearance prior to engaging in transactions in the Company’s securities. The insider trading policy was amended in December 2023 to reflect the SEC’s new rules regarding 10b5-1 trading plans. A copy of this policy is filed as Exhibit 19.1 to our Annual Report on Form 10‑K for the year ended December 31, 2025, filed with the SEC on February 26, 2026.
Hedging and Pledging Policy
The Company’s insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company’s stock. To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition. The Company’s insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating Committee. Exempt from this policy are shares that were already pledged as security at the time of the policy’s adoption in 2014. To our knowledge, none of our officers or directors have pledged their Company stock in violation of this policy.
Practices Related to the Grant of Certain Equity Awards
Other than for purposes of granting replacement awards in connection with acquisitions, like the replacement SSAR awards issued in accordance with the Merger Agreement, the Company does not currently grant new awards of stock options, stock appreciation rights (“SARs”) or similar option-like instruments (“Options”). Accordingly, the Company has no specific policy or practice on the timing of awards of Options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of Options, the board of directors will evaluate the appropriate steps to take in relation to the foregoing. No Options were awarded to any of the NEOs in the period beginning four (4) business days before the filing of any of our periodic or current reports that disclosed material nonpublic information, and ending one (1) business day after the filing or furnishing of such report.
Clawback Policy
First Busey maintains a clawback policy that is compliant with Nasdaq Listing Rule 5608. Such policy (a) obligates the Compensation Committee to recoup certain bonus or other incentive compensation paid to any NEO or other covered individual in the event of a restatement of First Busey’s financial statements filed with the SEC (a “Restatement”) that is required pursuant to SEC or Nasdaq clawback rules (a “Dodd-Frank Restatement”), and (b) provides the Compensation Committee with authority to recoup such amounts in the event of any other Restatement or specified misconduct. The clawback policy applies to any incentive compensation (including any bonuses, incentive payments, or equity compensation that is granted, vested, or earned based upon specified financial metrics) paid to (i) with respect to a Dodd-Frank Restatement, the current and former executive officers of First Busey and its subsidiaries, and (ii) with respect to any other Restatement or specified misconduct, any NEO or incentive compensation plan participant.
Impact of Accounting and Tax Issues on Executive Compensation
In setting each individual executive’s compensation levels, we consider a variety of accounting and tax issues. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of  $1.0 million paid to a “covered employee” (the Chief Executive Officer, the Chief Financial Officer, and our next three highest paid executive officers whose compensation is required to be reported in the Summary Compensation Table). Any individual who is deemed a covered employee for tax years beginning after December 31, 2016, will continue to be a covered employee for all future periods. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).
NEO Departures
February 2025 Departure of Jeffrey D. Jones
On February 18, 2025, First Busey entered into a separation agreement (the “Jones Separation Agreement”) with Jeffrey D. Jones, the former Executive Vice President, Chief Financial Officer of the Company and Busey Bank, confirming the separation of Mr. Jones from his employment with the Company and its subsidiaries effective February 18, 2025.
Consistent with the terms of his employment agreement in connection with a termination by the Company without “cause” (as such term is defined in his employment agreement), and under the terms of the Jones Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones received or will receive, as applicable, (a) cash severance in the amount of $1,045,935, representing the sum of one year of base salary and the amount of his last annual bonus from 2024, payable in substantially equal installments over a one (1)-year period starting within sixty (60) days following the date of Mr. Jones’ separation, (b) a pro-rated annual bonus for 2025 of $62,101, which was determined based on actual performance for the 2025 performance year and paid to Mr. Jones in March 2026, and (c) reimbursement for up to one (1) year of continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payable upon receipt of appropriate documentation. Mr. Jones’ outstanding unvested equity awards were forfeited upon his separation from employment pursuant to the terms of the relevant plan and award agreements. However, under the Jones Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones will receive a cash payment in the amount of $637,712, reflecting the pro rata value of his unvested RSUs granted in 2020 that were scheduled to vest in 2025 that he forfeited upon his separation from employment, payable in substantially equal installments over a one (1)-year period. Mr. Jones continues to be bound by his post-employment non-competition, non-solicitation, and non-disclosure covenants and obligations under his employment agreement, and the foregoing severance benefits are conditioned on and subject to his ongoing compliance with such covenants and obligations.
January 2026 Departure of Michael J. Maddox
On January 27, 2026, First Busey and Busey Bank entered into a letter agreement (the “Maddox Separation Letter”) with Michael J. Maddox, the former President and Vice Chairman of Busey and President and Chief Executive Officer of Busey Bank, confirming the separation of Mr. Maddox from his employment with First Busey and its subsidiaries and resignation from First Busey’s and Busey Bank’s board of directors, each effective January 27, 2026.
Consistent with the terms of the Maddox Letter Agreement in connection with a Qualifying Termination, and under the terms of the Maddox Separation Letter, subject to the effectiveness of a release of claims, Mr. Maddox received or will receive, as applicable, (a) cash severance in the amount of $4,363,333, representing the base salary and annual bonuses he would have earned through the end of the Specified Period, (b) his annual bonus for 2025 in the amount of $1,109,080, determined based on actual performance for the 2025 performance year, (c) a cash amount of $4,175,559, representing the unvested portion of his retention award granted pursuant to the Maddox Letter Agreement, and (d) reimbursement of reasonable outplacement expenses, subject to a cap of $25,000. Mr. Maddox’s outstanding unvested equity awards vested in full, with any performance-based vesting conditions deemed satisfied at target. In addition, Mr. Maddox continues to be bound by his post-employment non-competition, non-solicitation, and non-disclosure covenants and obligations under his employment agreement and the Maddox Letter Agreement.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussion with management, we have recommended to the board of directors that the CD&A be included in this proxy statement and First Busey Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2025.
Submitted by:
The First Busey Corporation Executive Management Compensation and Succession Committee
Stephen V. King (Chair)
Stanley J. Bradshaw
Rodney K. Brenneman
Steven W. Caple
Karen M. Jensen

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following tables quantify and discuss the compensation components provided to our NEOs. All tables should be read in conjunction with the CD&A above. The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow. Each of our remaining NEOs is also a party to an employment agreement with First Busey, the material terms of which are described under the heading “Potential Payments Upon Termination or Change in Control Disclosure-Employment Agreements.”
Summary Compensation Table
The following table sets forth information concerning the compensation of our 2025 NEOs — which consist of  (a) our Chief Executive Officer, (b) our Chief Financial Officer, as well as our former Interim Chief Financial Officer and former Chief Financial Officer, and (c) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1,2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total Compensation ($)
Van A. Dukeman Chairman and Chief Executive Officer	2025	$918,789	—	$1,939,686	$1,109,080	$62,525	$4,030,080
	2024	$778,846	—	$928,963	$1,083,585	$55,688	$2,847,082
	2023	$725,000	—	$841,181	$561,875	$51,103	$2,179,159
Christopher H.M. Chan[5] Executive Vice President, Chief Financial Officer	2025	$124,616	$500,000	$500,001	$143,100	$404,680	$1,672,397
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Jeffrey D. Jones Former Executive Vice President, Chief Financial Officer	2025	$89,481	—	$—	$62,101	$1,381,195	$1,532,777
	2024	$483,463	—	$464,459	$550,935	$30,620	$1,529,477
	2023	$442,115	—	$445,329	$290,585	$27,475	$1,205,504
Scott A. Phillips[6] Executive Vice President, Chief Accounting Officer; Former Interim Chief Financial Officer	2025	$309,635	$50,000	$152,271	$215,000	$27,381	$754,287
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Michael J. Maddox[7] Former Vice Chairman and President of First Busey Corporation; Former President and Chief Executive Officer of Busey Bank	2025	$750,616	—	$1,745,183	$1,109,080	$120,142	$3,725,021
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Amy L. Randolph Executive Vice President, Chief Operating Officer	2025	$518,655	$697,290	$594,813	$500,850	$579,227	$2,890,835
	2024	$477,693	—	$464,459	$550,935	$40,348	$1,533,435
	2023	$417,115	—	$371,094	$274,260	$26,673	$1,089,142
Monica L. Bowe Executive Vice President, Chief Risk Officer	2025	$420,483	$542,337	$435,316	$410,220	$30,492	$1,838,848
	2024	$376,924	—	$342,259	$428,505	$38,286	$1,185,974
	2023	$345,192	—	$247,382	$228,550	$28,185	$849,309
___________________________________________
1.Represents the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2025. For 2025, each NEO’s amount includes PSUs with performance-vesting conditions. The amount attributable to a PSU represents its grant date fair value at target performance, the probable outcome of the performance conditions at the time of grant. In the event of maximum performance, the value of the PSU award is summarized in the table immediately below, see “Grants of Awards” table for other performance levels.

Executive Officer	Fair Value of 2025 Annual PSU Award at Maximum Performance	Fair Value of 2025 New Merger PSU Award at Maximum Performance	Total Fair Value of 2025 PSU Awards at Maximum Performance
Van A. Dukeman	$1,194,783	$311,205	$1,505,988
Christopher H.M. Chan	$—	$—	$—
Jeffrey D. Jones	$—	$—	$—
Scott A. Phillips	$99,550	$10,977	$110,527
Michael J. Maddox(a)	$1,194,783	$—	$1,194,783
Amy L. Randolph	$348,486	$137,266	$485,752
Monica L. Bowe	$258,878	$91,487	$350,365
___________________________________________
(a)Subject to the terms of the Maddox Separation Letter, all of Mr. Maddox’s outstanding unvested PSUs vested in full at target performance as of January 27, 2026.

2.For additional information with respect to the treatment of the pre-2025 RSU and PSU awards in connection with the Merger, see the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” above.
3.Amounts reported for each year represent the amount of incentive compensation earned for such year and paid in the early part of the immediately following year. The material terms of the bonus are described under the heading “2025 Compensation Determinations — 2025 Annual Cash Incentive Compensation” above.
4.All other compensation for our NEOs during 2025 is summarized in the table immediately below.

Executive Officer	Life and Disability Insurance	Employer Contributions to Retirement Plans(a)	Wellness Benefits	Fringe Benefits	Bonus Paid - Relocation	Severance(b)	Total All Other Compensation
Van A. Dukeman	$21,018	$24,500	$9,976	$7,031	$—	$—	$62,525
Christopher H.M. Chan	$200	$3,730	$—	$750	$400,000	$—	$404,680
Jeffrey D. Jones	$355	$4,547	$—	$—	$—	$1,376,293	$1,381,195
Scott A. Phillips	$2,131	$24,500	$—	$750	$—	$—	$27,381
Michael J. Maddox	$19,994	$22,731	$1,238	$76,179	$—	$—	$120,142
Amy L. Randolph	$3,977	$24,500	$10,000	$750	$540,000	$—	$579,227
Monica L. Bowe	$5,242	$24,500	$—	$750	$—	$—	$30,492
___________________________________________
(a)Includes matching and profit-sharing contributions to the 401(k) Plan.
(b)During 2025, Mr. Jones received cash severance payments in the aggregate amount of $844,793, cash payments reflecting the pro rata value of his forfeited unvested RSUs granted in 2020 in the aggregate amount of $515,075, and a cash payment in respect of accrued and unused vacation and personal time in the amount of $16,425.

5.Mr. Chan was not an NEO in 2023 or 2024.
6.Mr. Phillips was not an NEO in 2023 or 2024.
7.Mr. Maddox was not an NEO in 2023 or 2024.

2025 Grants of Plan-Based Awards
The following table sets forth information regarding grants of awards made to our NEOs during 2025 under First Busey’s cash incentive and equity plans.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock Awards ($)[4]
Executive Officer	Type of Award[1]	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Van A. Dukeman	Annual Incentive	March 25, 2025	$476,000	$1,190,000	$1,428,000	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	40,614	$900,006
	PSUs	March 26, 2025	—	—	—	20,307	40,614	57,875	—	$845,177
	New Merger PSUs	March 1, 2025	—	—	—	4,409	8,817	14,107	—	$194,503
Christopher H.M. Chan	Annual Incentive	March 25, 2025	$300,000	$600,000	$750,000	—	—	—	—	—
	RSUs	October 8, 2025	—	—	—	—	—	—	21,395	$500,001
	PSUs	March 26, 2025	—	—	—	—	—	—	—	$—
Jeffrey D. Jones	Annual Incentive	March 25, 2025	$—	$—	$—	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	—	$—
	PSUs	March 26, 2025	—	—	—	—	—	—	—	$—
Scott A. Phillips	Annual Incentive	March 25, 2025	$—	$—	$—	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	3,384	$74,989
	PSUs	March 26, 2025	—	—	—	1,692	3,384	4,822	—	$70,421
	New Merger PSUs	March 1, 2025	—	—	—	156	311	498	—	$6,861
Michael J. Maddox[5]	Annual Incentive	March 25, 2025	$476,000	$1,190,000	$1,428,000	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	40,614	$900,006
	PSUs	March 26, 2025	—	—	—	20,307	40,614	57,875	—	$845,177
Amy L. Randolph	Annual Incentive	March 25, 2025	$262,500	$525,000	$656,250	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	11,846	$262,507
	PSUs	March 26, 2025	—	—	—	5,923	11,846	16,881	—	$246,515
	New Merger PSUs	March 1, 2025	—	—	—	1,945	3,889	6,222		$85,791
Monica L. Bowe	Annual Incentive	March 25, 2025	$215,000	$430,000	$537,500	—	—	—	—	—
	RSUs	March 26, 2025	—	—	—	—	—	—	8,800	$195,008
	PSUs	March 26, 2025	—	—	—	4,400	8,800	12,540	—	$183,128
	New Merger PSUs	March 1, 2025	—	—	—	1,296	2,592	4,147	—	$57,180

___________________________________________
1.All grantees earn quarterly dividends on their respective RSUs and PSUs. As grantees do not have actual dividend rights until the shares are transferred in connection with the RSUs or PSUs, dividends earned are referred to as dividend equivalents. These dividend equivalents are accrued during the vesting period and are subject to the same vesting, payment and other terms and conditions as the original RSUs or PSUs to which they relate. Therefore, dividends earned each quarter compound based upon the updated share balances. Dividend equivalents are reinvested at the stock’s market price on the dividend payment date.
2.Amounts reflect the threshold, target, and maximum opportunities under the 2025 annual cash incentive plan. The actual awards are disclosed in the Summary Compensation Table. For a participant to be eligible to receive any award, corporate performance must exceed a threshold level set forth under the heading “2025 Compensation Determinations — 2025 Annual Cash Incentive Compensation” above. Amounts disclosed for Mr. Chan represent the amounts he would have received based on his base salary if he had been employed for the entirety of 2025. As noted above, Mr. Chan received a pro-rated annual bonus for 2025 based on the 95.4% of salary formulation. As noted above, as Mr. Phillips was serving in an interim capacity, he did not participate in the 2025 Annual Cash Incentive Plan.
3.For all NEOs other than Mr. Chan, awards vest annually over a three-year period in one-third increments on March 26, 2026, March 26, 2027 and March 26, 2028, subject to the grantee’s continued service with First Busey. Mr. Chan’s RSU’s vest on October 8, 2028, subject to Mr. Chan’s continued service with First Busey.
4.Represents the aggregate grant date fair value of RSUs or PSUs granted on the applicable grant date noted above, in accordance with FASB ASC Topic 718.
5.Subject to the terms of the Maddox Separation Letter, all of Mr. Maddox’s outstanding unvested PSUs vested in full at target performance as of January 27, 2026.
Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets forth information concerning the unvested stock awards held by our NEOs as of December 31, 2025. Market values are presented as of the end of 2025 for outstanding stock awards (based on the closing price of First Busey’s common stock of  $23.79 on the last business day of the year, December 31, 2025).

	Stock Awards[1]
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[2,3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Van A. Dukeman	146,378	$3,482,333	54,450	$1,295,366
Christopher H.M. Chan	21,634	$514,673	—	$—
Jeffrey D. Jones[4]	—	$—	—	$—
Scott A. Phillips	8,028	$190,986	3,727	$88,665
Michael J. Maddox[5]	90,705	$2,157,872	32,065	$762,826
Amy L. Randolph	60,067	$1,428,994	19,612	$466,569
Monica L. Bowe	42,036	$1,000,036	14,017	$333,464
___________________________________________
1.All stock award grants reflected in this table represent RSUs and PSUs and accrued dividend equivalents (with respect to RSUs) that vest in accordance with the schedules set forth below subject to the participant’s continued service with First Busey, performance of the Company with respect to PSUs, and subject in all cases, to accelerated vesting as described below.
2.Vesting dates by NEO are as follows:

	Number of Shares or Units that Have Not Vested, by NEO
Vesting Date	Van A. Dukeman	Christopher H.M. Chan	Jeffrey D. Jones	Scott A. Phillips	Michael J. Maddox	Amy L. Randolph	Monica L. Bowe
RSUs:
March 1, 2026	53,091	—	—	2,045	24,488	23,850	16,157
March 26, 2026	14,004	—	—	1,168	14,004	4,085	3,034
December 4, 2026	8,204	—	—	431	—	4,103	3,023
March 1, 2027	27,971	—	—	1,252	24,206	12,769	8,769
March 26, 2027	14,004	—	—	1,167	14,004	4,084	3,034
March 1, 2028	15,101	—	—	798	—	7,092	4,985
March 26, 2028	14,003	—	—	1,167	14,003	4,084	3,034
October 8, 2028	—	21,634	—	—	—
RSU Total	146,378	21,634	—	8,028	90,705	60,067	42,036

PSUs:
December 31, 2026	22,385	—	—	1,056	—	10,260	7,069
December 31, 2027	32,065	—	—	2,671	32,065	9,352	6,948
PSU Total	54,450	—	—	3,727	32,065	19,612	14,017

	Stock-Settled Stock Appreciation Rights
Executive Officer	Number of Unexercised SSARS (Exercisable)	Number of Unexercised SSARs (Unexercisable)	Exercise Price(a)	Expiration Date
Michael J. Maddox(b)	17,292	$—	$14.01	June 1, 2030
	38,142	$—	$9.37	January 24, 2028
	40,050	$—	$21.35	July 26, 2033
	15,257	$—	$11.24	May 1, 2028
___________________________________________
(a) Represents exercise price as adjusted pursuant to the terms of the Merger Agreement.
(b) Mr. Maddox exercised all of his SSARs on February 3, 2026, after his separation from the Company.

3.For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” above.
4.Subject to the terms of the Jones Separation Agreement, Mr. Jones forfeited all of his outstanding unvested equity awards as of the end of his employment.
5.Subject to the terms of the Maddox Separation Letter, all of Mr. Maddox’s outstanding unvested equity awards vested in full, with any performance-based vesting conditions deemed satisfied at target, as of the end of his employment.
We grant equity awards to our NEOs under the Amended 2020 Plan. Under the Amended 2020 Plan, which was adopted by our board and approved by our stockholders on May 24, 2023, the Compensation Committee has discretion to issue a broad variety of awards, including nonqualified and incentive stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock and cash-based awards to directors, key employees, and other service providers. The Amended 2020 Plan was designed to assist First Busey in attracting, retaining, and rewarding key employees and directors and align their interests with our stockholders. The Amended 2020 Plan reserved shares of common stock for issuance, in addition to unused shares under our prior equity plans. We are requesting approval of the Second Amended Plan at the 2026 Annual Meeting to increase the number of shares authorized for issuance by 2,100,000. Award terms and conditions, as determined by the Compensation Committee, are set forth in individual agreements with the participant. The Amended 2020 Plan also enables the Compensation Committee to set specific performance criteria that must be met before an award will vest.

In general, unvested awards are forfeited upon a participant’s termination of employment. However, acceleration of vesting and exercise privileges may be permitted in accordance with the terms of the Amended 2020 Plan and the award agreements thereunder when a participant incurs a qualifying termination of employment following a change in control of First Busey, or when the participant’s employment terminates due to death, disability, or a qualifying retirement. Specifically, upon a participant’s termination without cause or resignation for good reason following a change in control, unvested RSUs and PSUs will vest in full, with PSUs vesting at the actual level of performance through the date of the change in control. Upon a participant’s termination due to death or disability, unvested RSUs and PSUs will vest in full, with PSUs vesting at the target level of performance.
Awards also may vest upon a participant’s retirement on or after attainment of age 62 with at least 10 years of qualifying service and specified written notice (“Retirement with Full Service”), or upon a participant’s retirement on or after attainment of age 62 with fewer than 10 years of qualifying service and specified written notice (“Retirement with Partial Service”). Upon a Retirement with Full Service, a participant’s unvested RSUs granted at least one year prior to the retirement date will vest in full, and a participant’s unvested PSUs granted at least one year prior to the retirement date remain eligible to vest at the end of the performance period based upon actual performance. Upon a Retirement with Partial Service, a pro rata number of a participant’s unvested RSUs granted at least one year prior to the retirement date will vest, based upon the number of months the participant was employed following the grant date, and a pro rata number of a participant’s unvested PSUs granted at least one year prior to the retirement date will vest at the end of the performance period, based upon actual performance and the number of months in the performance period during which the participant was employed.
Option Exercises and Stock Vested in 2025
Our NEOs did not exercise any Options in 2025. RSU and PSU vesting information in 2025 by NEO is as follows:

Executive Officer	Number of Shares Vested (#)[1]	Value Realized on Vesting ($)[2]
Van A. Dukeman	66,600	$1,598,624
Christopher H.M. Chan	—	$—
Jeffrey D. Jones	—	$—
Scott A. Phillips	2,413	$57,931
Michael J. Maddox	—	$—
Amy L. Randolph	29,383	$705,284
Monica L. Bowe	19,588	$470,172
___________________________________________
1.All vested stock awards reflected in this table include dividend equivalents earned during the vesting period.
2.Amounts reflect the value realized upon vesting of RSUs based on the closing price of First Busey’s common stock of  $24.00 on the July 7, 2025 vesting date and vesting of Earned ROATCE PSUs based on the closing price of First Busey’s common stock of  $24.02 on the December 5, 2025 vesting date.
Potential Payments Upon Termination or Change in Control Disclosure
Quantitative Disclosure of Potential Payments Upon Termination or Change in Control
The following table shows potential payments to our NEOs following certain termination events, including a termination following a change in control of First Busey. The amounts shown assume that each termination was effective as of December 31, 2025 and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Executive Officer	Type of Payment	Involuntary Termination (No Change in Control)[1]	Termination Due to Disability or Death	Qualifying Retirement [3]	Change in Control
					Involuntary Termination [1,4]	Voluntary Termination [5]	No Termination
Van A. Dukeman	Cash Severance Payment	$11,201,502	$8,794,420	—	$11,201,502	$5,635,755	—
	Life, Health & Disability	$26,534	$26,534	—	$79,602	$79,602	—
	Acceleration of Equity Awards [2]	$3,145,267	$5,110,922	$3,056,556	$4,907,535	—	—
Christopher H.M. Chan	Cash Severance Payment	$1,343,100	$143,100	—	$2,543,100	—	—
	Health	$15,261	—	—	$22,892	$22,892	—
	Acceleration of Equity Awards [2]	—	514,678	—	$514,678	—	—
Scott A. Phillips	Cash Severance Payment	$730,000	$315,000	—	$730,000	—	—
	Health	$15,513	—	—	$15,513	$15,513	—
	Acceleration of Equity Awards [2]	$138,928	$302,735	—	$285,789	—	—
Michael J. Maddox	Cash Severance Payment	$9,727,306	$5,284,639	—	$9,727,306	$5,551,747	—
	Health	$2,656	$2,656	—	$2,656	$2,656	—
	Acceleration of Equity Awards [2]	$1,158,430	$3,124,086	$1,158,430	$2,920,699	—	—
Amy L. Randolph	Cash Severance Payment	$2,971,365	$1,895,430	—	$4,047,300	—	—
	Health	$284	—	—	$426	$426	—
	Acceleration of Equity Awards [2]	$1,441,074	$2,014,385	—	$1,955,062	—	—
Monica L. Bowe	Cash Severance Payment	$2,353,398	$1,494,893	—	$3,211,903	—	—
	Health	$9,481	—	—	$14,221	$14,221	—
	Acceleration of Equity Awards [2]	$992,645	$1,418,532	—	$1,374,463	—	—
___________________________________________
1.Involuntary Termination includes termination by First Busey without Cause or by the NEO for Good Reason or due to Constructive Discharge as each term is defined in the applicable employment agreements.
2.The value of the acceleration of RSUs and PSUs was determined based on the December 31, 2025, closing price of First Busey’s common stock of $23.79 per share. In accordance with their terms, RSUs and PSUs included here are also eligible for dividend equivalents. The PSUs reflected above do not include dividend equivalents. See the “Grant of Awards” table above for a description of how dividend equivalents relating to RSUs and PSUs are accrued and vested. For additional information with respect to the treatment of the RSU and PSU awards in connection with the Merger, see the heading “2025 Compensation Determinations-Treatment of Outstanding Equity Awards Upon the Merger” above.
3.The value of the acceleration of PSUs was determined based on actual performance as of December 31, 2025. For Mr. Maddox, the amount reflects the value of his legacy CrossFirst RSUs that will continue to vest in accordance with their original vesting schedules upon the termination of his employment due to a qualifying retirement pursuant to the CrossFirst 2018 Omnibus Equity Incentive Plan. A Qualifying Retirement could also be deemed to occur at the time of a change in control.
4.For each of the NEOs, amounts set forth are gross amounts payable upon a termination without Cause or a resignation by the executive for Good Reason in connection with a Change in Control, as each term is defined in the applicable employment agreements. Such amounts are subject to 280G cutback provisions, which may result in a reduced payment.
5.If a voluntary termination is also a Qualifying Retirement, equity acceleration would be as reflected in that column.
As reflected in the table above, each NEO’s outstanding RSUs and PSUs, as reflected in the “Outstanding Equity Awards at Fiscal Year End” table above vest upon the occurrence of the stated event in connection with a change in control of First Busey or upon a termination of the officer’s service due to the officer’s death or disability under the terms of the Amended 2020 Plan and the award agreements thereunder.

As noted under the heading February 2025 Departure of Jeffrey D. Jones above, Mr. Jones separated from his employment with the Company effective February 18, 2025. Consistent with the terms of his employment agreement in connection with a termination by the Company without “cause” (as such term is defined in his employment agreement), and under the terms of the Jones Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones received or will receive, as applicable, (a) cash severance in the amount of $1,045,935, representing the sum of one year of base salary and the amount of his last annual bonus from 2024, payable in substantially equal installments over a one (1)-year period starting within sixty (60) days following the date of Mr. Jones’ separation, (b) a pro-rated annual bonus for 2025 of $62,101, which was determined based on actual performance for the 2025 performance year and paid to Mr. Jones in March 2026, (c) a cash payment in the amount of $637,712, reflecting the pro rata value of his unvested RSUs granted in 2020 that were scheduled to vest in 2025 that he forfeited upon his separation from employment, and (d) reimbursement for up to one (1) year of continued health insurance coverage under COBRA, payable upon receipt of appropriate documentation. Mr. Jones’ outstanding unvested equity awards were forfeited upon his separation from employment pursuant to the terms of the relevant plan and award agreements.
Executive Employment Agreements
Each of our NEOs other than Mr. Jones and Mr. Maddox is a party to an employment agreement with First Busey. Until the time of their separation from employment, each of Mr. Jones and Mr. Maddox was also a party to such an agreement. When reading the following description of the employment agreements, it is important to note that certain provisions described below may be impacted by the consummation of the Merger as described in more detail under the heading “Changes in Executive Compensation in 2025 as a Result of the Merger”.
As a term of the employment agreements, each NEO is subject to a confidentiality provision and a non-competition covenant following the termination of his or her respective employment that applies through the end of the Specified Period in the case of Mr. Dukeman and Mr. Maddox, and for one year for all other NEOs. Additionally, the NEOs other than Mr. Dukeman are also subject to a one-year non-solicitation covenant of employees and clients following a termination of employment.
As noted under the heading “Changes in Executive Compensation in 2025 as a Result of the Merger-Letter Agreements-Dukeman Letter Agreement.” above, the Dukeman Employment Agreement was modified by the Dukeman Letter Agreement. The Dukeman Employment Agreement automatically renews each year unless either party provides notice of non-renewal. The Dukeman Employment Agreement sets forth basic terms and conditions of Mr. Dukeman’s employment with First Busey, including a right to an annual base salary, annual performance bonuses and profit-sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans. The Dukeman Letter Agreement provides that in the event that, prior to the end of the Specified Period, (a) the Succession Plan does not occur and Mr. Dukeman resigns in accordance with his constructive discharge rights or (b) Mr. Dukeman’s employment is terminated without cause or he resigns in accordance with his constructive discharge rights, Mr. Dukeman will be entitled, subject to the effectiveness of a release, to (i) any annual bonus or long-term incentive award earned or accrued but not yet paid, (ii) the greater of (A) an amount equal to the sum of (x) his then applicable base salary through the remainder of the Specified Period and (y) annual performance bonuses (based on his then most recent annual performance bonus) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to the sum of his then applicable annual base salary and then most recent annual performance bonus, (iii) payment for the value of the contributions that would have been made to Mr. Dukeman under all applicable retirement and other employee benefit plans had his employment continued through December 31 of the year in which such termination of employment occurs and (iv) continuing coverage under all existing life, health and disability programs for one (1) year following his termination date. Additionally, (a) all of Mr. Dukeman’s outstanding RSUs will accelerate and vest in full and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code and (b) the service condition with respect to his then-outstanding PSUs will be waived and such awards will remain outstanding and eligible to vest based on achievement of the relevant performance metrics at the end of the applicable performance period. In the event of any such termination, or in the event of a termination of Mr. Dukeman’s employment due to his death or disability, in each case, prior to the one-year anniversary of the Effective Time, Mr. Dukeman would also be entitled to receive the Dukeman Retention Payment in a lump sum, which would not be subject to the clawback described below. If Mr. Dukeman is terminated for cause or resigns other than due to constructive discharge (in each case, as defined in the Dukeman Employment Agreement), (a) between the payment date of the Dukeman Retention Payment and the two (2)-year anniversary of the Effective Time, Mr. Dukeman will promptly repay two-thirds of the Dukeman Retention Payment or (b) between the two (2)-year and three (3)-year anniversaries of the Effective Time, Mr. Dukeman will promptly repay one-third of the Dukeman Retention Payment. Mr. Dukeman is no longer entitled to the Section 280G of the Internal Revenue Code excise tax gross-up set forth in the Dukeman Employment Agreement.
Each of Mr. Chan, Ms. Randolph and Ms. Bowe are, and, prior to his separation from First Busey in February 2025, Mr. Jones was, party to the same form of employment agreement with First Busey, which such form is referred to as the “agreement” and has its terms described in this paragraph. Each executive’s agreement automatically renews each year unless either party delivers notice of non-renewal. The agreement generally reflects the terms and conditions of the executive’s employment, including an annual base salary, annual performance bonus opportunity, and eligibility for profit sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans, plus a $1.5 million life insurance policy for each executive. The agreement also provides for severance under the circumstances described below. In the event that an executive’s employment is terminated by First Busey other than for cause or disability or the agreement terminates due to First Busey’s non-renewal of such agreement or if the executive terminates for good reason, the executive (or a beneficiary) will receive a severance payment equal to the sum of the applicable annual base salary plus the amount of the most recent performance bonus (the “Severance Payment”). In the case of Ms. Randolph and Ms. Bowe, the executive will also be entitled to receive a lump sum payment equal to any unpaid portion of the executive’s Retention Bonus pursuant to the executive’s retention agreement with First Busey. The executive will also be entitled to receive continued health insurance at the same cost as during the executive’s employment for a period of one year following the effective date of termination. If First Busey or its successor terminates the executive’s employment without cause, or if the executive terminates for good reason within 180 days prior to, or within two years following, a change in control of the Company, the executive will be entitled to receive a lump sum payment equal to two times the Severance Payment. In the case of Ms. Randolph and Ms. Bowe, the executive will also be entitled to receive a lump sum payment equal to any unpaid portion of the executive’s Retention Bonus pursuant to the executive’s retention agreement with First Busey. The executive will also be entitled to receive a lump sum payment in lieu of continuing health care in an amount equal to 18 months of continuation coverage pursuant to COBRA. All severance benefits are subject to reduction if such reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute rules of Sections 280G and 4999 of the Internal Revenue Code. In addition to the severance payments referred to above, if First Busey terminates the executive’s employment other than for cause, the executive resigns for good reason, or upon the executive’s death or disability, the executive would be entitled to payment of a pro-rated annual incentive bonus through the date of termination. Any payments made to an executive in connection with a termination of employment are contingent upon the executive’s execution of an effective release of claims. As noted above, Mr. Jones separated from employment with First Busey in February 2025. To understand the impact of Mr. Jones’ separation from service, refer to the discussion above under the heading “NEO Departures-February 2025 Departure of Jeffrey D. Jones.”
Mr. Phillips is also party to an employment agreement with First Busey (the “Phillips Employment Agreement”), which has its terms described in this paragraph. The Phillips Employment Agreement automatically renews each year unless either party delivers notice of non-renewal. The Phillips Employment Agreement generally reflects the terms and conditions of Mr. Phillips’ employment, including an annual base salary, annual performance bonus opportunity, and eligibility for profit sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans, plus a $500,000 life insurance policy for Mr. Phillips. The Phillips Employment Agreement also provides for severance under the circumstances described below. In the event that Mr. Phillips’ employment is terminated by First Busey other than for cause or disability or the Phillips Employment Agreement terminates due to First Busey’s non-renewal of such agreement or if Mr. Phillips terminates for good reason, Mr. Phillips (or a beneficiary) will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus (the “Phillips Severance Payment”). Mr. Phillips will also be entitled to receive a lump sum payment equal to any unpaid portion of his Retention Bonus. Mr. Phillips will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Phillips’ employment without cause, or if Mr. Phillips terminates for good reason within one year following, a change in control of the Company, Mr. Phillips will be entitled to receive a lump sum payment equal to the Severance Payment. Mr. Phillips will also be entitled to receive a lump sum payment equal to any unpaid portion of his Retention Bonus. Mr. Phillips will also be entitled to receive a lump sum payment in lieu of continuing health care in an amount equal to 12 months of continuation coverage pursuant to COBRA. All severance benefits are subject to reduction if such reduction would result in a better net-after-tax result for Mr. Phillips after taking into account the impact of the golden parachute rules of Sections 280G and 4999 of the Internal Revenue Code. Any payments made to Mr. Phillips in connection with a termination of employment are contingent upon this execution of an effective release of claims.
Prior to Mr. Maddox’s separation from First Busey in January 2026, his employment agreement automatically renewed each year unless either party provided notice of non-renewal. Mr. Maddox’s Employment Agreement set forth basic terms and conditions of Mr. Maddox’s employment with First Busey, including a right to an annual base salary, annual performance bonuses and profit-sharing benefits in accordance with First Busey’s plans, as well as participation generally in First Busey’s other employee benefit plans. In the event that Mr. Maddox experienced a Qualifying Termination, Mr. Maddox was entitled to receive, and did receive, certain payments and benefits, as described above in more detail under the heading “Changes in Executive Compensation in 2025 as a Result of the Merger-Letter Agreements-Maddox Letter Agreement” and the heading “NEO Departures-January 2026 Departure of Michael J. Maddox.”

CEO PAY RATIO
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC adopted Item 402(u) of Regulation S-K, which requires annual disclosure of the ratio of the annual total compensation of the principal executive officer to the median employee’s annual total compensation. This ratio is commonly referred to as the “CEO Pay Ratio.” First Busey’s principal executive officer is Mr. Dukeman, the Chairman, President and Chief Executive Officer.
In determining the median employee, a list of all active full-time and part-time employees as of December 31, 2025, exclusive of Mr. Dukeman, was prepared with their corresponding annual total W‑2 compensation as reflected in our payroll records. Compensation was annualized for any individual not employed for the full year of 2025. Employees were ranked from lowest to highest based on annual total compensation. The annual total compensation of the median employee was calculated in the same manner as the total compensation disclosed for Mr. Dukeman in the Summary Compensation Table.
For 2025, the annual total compensation of the median employee was $76,472, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $4,030,080. Based on this information, the ratio of annual total compensation of our Chief Executive Officer to annual total compensation of the median employee was approximately 52.7 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S‑K, we are providing the following information about the relationship between executive compensation actually paid (as determined under SEC rules) and certain financial performance of the Company.
Pay Versus Performance Table

Year	Total Compensation for CEO	Compensation Actually Paid to CEO[1]	Average Total for Other NEOs	Average Compensation Actually Paid to Other NEOs[1]	Value of $100 Initial Fixed Investment Based on TSR[2]	Value of $100 Initial Fixed Investment Based on 10‑K Peer Group TSR[3]	Net Income ($000's)	Company Selected Measure - Core Earnings Per Share[4]
2025	$4,030,080	$4,237,640	$2,069,028	$2,058,569	$135	$153	$135,262	$2.53
2024	$2,847,082	$2,431,467	$1,362,825	$1,196,424	$128	$143	$113,691	$2.09
2023	$2,179,159	$2,542,829	$1,079,862	$674,115	$130	$127	$122,565	$2.27
2022	$2,494,467	$2,234,208	$1,272,385	$1,162,227	$124	$127	$128,311	$2.38
2021	$2,116,540	$3,053,103	$1,096,599	$1,630,556	$131	$137	$123,449	$2.40
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1.Amounts represent executive compensation actually paid to our CEO and the average executive compensation actually paid to our NEOs for the relevant fiscal year. Executive compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

2025
Summary Compensation for CEO Van A. Dukeman	$4,030,080
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	$(1,939,686)
Addition for the fair value of equity awards granted and related dividend equivalents during the year that remain outstanding and unvested as of year-end	$1,972,105
Addition for the change in fair value of awards granted in prior years that were unvested as of year-end and related dividend equivalents	$108,617
Addition for the change in fair value of awards granted in prior years that vested during year and dividends paid	$66,524
Compensation Actually Paid to CEO	$4,237,640

2025
Average Summary Compensation for NEOs	$2,069,028
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	$(571,264)
Addition for the fair value of equity awards granted and related dividend equivalents during the year that remain outstanding and unvested as of year-end	$854,029
Addition for the change in fair value of awards granted in prior years that were unvested as of year-end and related dividend equivalents	$21,553
Addition for the change in fair value of awards granted in prior years that vested during year and dividends paid	$12,066
Addition for the change in fair value of awards that were forfeited during the year	$(326,843)
Average Compensation Actually Paid to NEOs	$2,058,569
NEOs included in Average Summary Compensation and average compensation actually paid(a)
Christopher H.M. Chan Jeffrey D. Jones Scott A. Phillips Michael J. Maddox Amy L. Randolph Monica L. Bowe
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(a)Robin N. Elliott was an NEO in 2021, 2022 and 2023 and was therefore included for those years. John J. Powers was an NEO in 2021, 2022, 2023 and 2024 and was therefore included for those years. Mr. Chan, Mr. Phillips and Mr. Maddox were not NEOs in 2021, 2022, 2023 or 2024 and were therefore not included for those years. Ms. Bowe was not an NEO in 2021 or 2022 and was therefore not included for those years.
2.Based on initial investment of  $100 as of December 31, 2020.
3.Based on initial investment of  $100 as of December 31, 2020, and a cumulative Total Stockholder Return of First Busey and the KBW Nasdaq Regional Banking Index.
4.Core Earnings Per Share is the same as adjusted diluted earnings per share, a non-GAAP financial measure. Beginning in 2025, the Company revised its calculation of adjusted net income for all periods presented to include, as applicable, adjustments for net securities gains and losses, realized net gains and losses on the sale of mortgage servicing rights, and non-recurring deferred tax adjustments. Adjusted diluted earnings per share equals (i) the sum of (A) adjusted net income, plus (B) balance sheet repositioning, net securities (gains) losses, initial provision for credit losses, acquisition expenses, restructuring expenses and the tax benefit related to the foregoing, divided by (ii) the weighted average number of common shares outstanding on a diluted basis. For additional information on adjusted diluted earnings per share and a reconciliation to the most directly comparable GAAP financial measure, see the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 under the heading “Non-GAAP Financial Information.”

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:

•Core Earnings Per Share
•Asset Quality Ratio
•Non-Bank Revenue (Fee Income)
•Core Deposit Growth
•Strategic Integration Goal
•Relative Total Stockholder Return
•Core Return on average Tangible Common Equity

Narrative Disclosure to Pay Versus Performance Table
The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our NEOs, with
•The Company’s cumulative TSR and the Peer Group’s cumulative TSR
•The Company’s Net Income
•The Company Selected Measure, which is Core EPS

For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A beginning on page 26.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2025, the following individuals served as members of the Compensation Committee: Stephen V. King (Chair), Stanley J. Bradshaw, Rodney K. Brenneman, Steven W. Caple and Karen M. Jensen. None of these individuals has ever served as an officer or employee of First Busey or any of our subsidiaries. Additionally, none of these individuals has any relationships with First Busey or any of our subsidiaries requiring disclosure under the heading “Certain Relationships and Related-Person Transactions” below. Additionally, none of our executive officers served as a member of (a) the board of directors or compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, or (b) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our board.

PROPOSAL 2:
NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as First Busey, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” proposal. In a non-binding, advisory vote on the frequency of say-on-pay votes held at our 2024 Annual Meeting, our stockholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board determined that we would hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which will take place at our 2030 Annual Meeting.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of First Busey’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2025. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in fiscal year 2025 reflects and supports these compensation policies and procedures.
The following resolution is submitted for stockholder approval:
“RESOLVED, that First Busey Corporation’s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Compensation of Named Executive Officers’ contained in First Busey’s proxy statement dated April 9, 2026.”
Approval of this resolution requires the affirmative vote of a majority of shares having voting power present at the 2026 Annual Meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
Board Recommendation
The board of directors recommends stockholders vote to approve the overall compensation of our NEOs by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.

PROPOSAL 3:
APPROVAL OF FIRST BUSEY CORPORATION SECOND AMENDED 2020 EQUITY INCENTIVE PLAN
Proposal
We are asking stockholders to approve a second amendment and restatement of the First Busey Corporation Amended 2020 Equity Incentive Plan (as amended and restated, the “Second Amended Plan”). The terms of the Second Amended Plan are substantially identical to those of the stockholder-approved First Busey Corporation 2020 Equity Incentive Plan, as first amended and restated on May 24, 2023 (as amended and restated, the “Amended 2020 Plan”), other than an increase of 2,100,000 in the number of shares authorized for issuance under the Amended 2020 Plan, and including a reference to the total number of authorized shares which may be issued as incentive stock options under the Amended 2020 Plan in order to comply with Internal Revenue Code Section 422(b)(1).
Background
Upon recommendation of the Compensation Committee, our board approved the Second Amended Plan on March 25, 2026, subject to stockholder approval. If approved by stockholders, the Second Amended Plan will replace the Amended 2020 Plan, which was approved by stockholders in 2023, with respect to awards granted after the 2026 Annual Meeting, and the remaining shares available under the Amended 2020 Plan will be available to use under the Second Amended Plan (approximately 745,789 as of March 27, 2026). If this proposal is not approved, the Amended 2020 Plan will remain in effect.
We recommend that stockholders approve the Second Amended Plan to permit the continued use of equity-based compensation. Equity-based awards are an important part of our compensation structure and serve the best interests of our stockholders by:
•aligning the interests of our employees and non-employee directors with those of our stockholders,
•motivating and rewarding achievement of long-term growth, and
•enabling us to attract and retain talented employees who are critical to the successful execution of our business strategies.
On March 25, 2026, our board of directors approved equity awards with a grant date of April 1, 2026 under the Amended 2020 Plan, which equity awards are subject to the Second Amended Plan being approved by our stockholders at the 2026 Annual Meeting. If the Second Amended Plan is not approved, we may need to replace equity-based components of our compensation structure with cash, which would increase cash compensation expense and reduce alignment with stockholder interests.
Voting
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, to vote at the 2026 Annual Meeting is necessary for the approval of the Second Amended Plan.
The following summary of the material terms of the Second Amended Plan is qualified in its entirety by reference to the complete text of the Second Amended Plan, which is attached hereto as Appendix A. Capitalized terms used in this proposal that are not otherwise defined have the meanings given to them in the Second Amended Plan.
HIGHLIGHTS OF THE SECOND AMENDED PLAN
The Second Amended Plan maintains features and practices of the Amended 2020 Plan that promote good governance and protect stockholders’ interests, including:

Minimum Vesting Requirements	Establishes minimum vesting requirements such that awards generally cannot vest earlier than one year after grant, subject to certain limited exceptions.
No Liberal Share Recycling	Shares delivered to pay the exercise price or to satisfy tax withholding obligations may not be reused for future awards.
No “Evergreen” Provision	The Second Amended Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance under the plan can be automatically replenished.
Restricts Settlement of Dividends	Prohibits the settlement of dividends and dividend equivalents on any unvested awards.
Double Trigger Change in Control	Maintains double-trigger vesting of awards upon a termination of a participant’s employment by the Company without cause, or a resignation by the participant for good reason, in either case, on or within two years after a Change in Control.

No Tax Gross-Ups	The Second Amended Plan does not provide for any tax gross-ups.
Forfeiture for “Cause” Terminations	Generally, any outstanding awards, whether vested or unvested, will terminate and be forfeited if a participant is terminated for cause.
Clawback Policy
All awards under the Second Amended Plan will be subject to any applicable law relating to clawback or recapture of compensation and the Company’s Clawback Policy, effective as of September 24, 2025, as such policy may be further amended from time to time.

Best Practices for Options and Stock Appreciation Rights	The Second Amended Plan prohibits grants of discounted options or SARs, the use of reload options and the repricing of options or SARs without stockholder approval.
No Transferability	Awards generally may not be transferred, except by will or the laws of descent and distribution. Awards may not be transferred to third-party financial institutions.
Director Limits	Implements annual limits on the amount of compensation that may be granted to non-employee directors under the Second Amended Plan.
Independent Oversight	The Second Amended Plan will be administered by our Compensation Committee, which is a committee comprised entirely of independent board members.
As noted above, if stockholders do not approve the Second Amended Plan, our future ability to issue equity-based awards, other than cash-settled awards, will be limited. This could have significant negative consequences and could, among other things:
•Inhibit pay-for-performance and alignment with stockholders. We believe that stock ownership by employees provides performance incentives and fosters long-term commitment to the benefit of our stockholders because equity-settled compensation (rather than cash-settled compensation) with long-term vesting conditions, forfeiture provisions and stock ownership requirements is essential to align employees’ interests with those of our stockholders. If the Second Amended Plan is not approved, our ability to use equity-based awards to foster alignment with our stockholders would be significantly limited.
•Increase volatility in reported earnings and compensation expense. Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. If the Second Amended Plan is not approved, we may need to grant cash-settled awards which would increase the cost of compensation if our stock price appreciates and would lead to unpredictable quarterly results.
•Impede ability to attract and retain talent. The successful implementation of our business objectives depends largely on our ability to attract, retain and reward talented employees. If the Second Amended Plan is not approved, we would be limited in our ability to use equity awards as a valuable retention tool and would be at a significant competitive disadvantage in attracting new talent.
GRANT PRACTICES AND KEY DATA
Burn rate, which is a measure of share utilization rate in equity compensation plans, is an important factor for investors concerned about stockholder dilution. Burn rate is defined as the gross number of equity-based awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year. Our board of directors believes that our current three-year average burn rate for the period ended December 31, 2025 of 1.28% is conservative relative to the guidelines of major institutional investors.
Our board of directors does not currently anticipate a significant increase in our average burn rate and estimates that the additional 2,100,000 shares to be authorized for issuance under the Second Amended Plan, in combination with the remaining shares available under the Amended 2020 Plan, which will be available to be used under the Second Amended Plan (approximately 745,789 as of March 27, 2026), will be sufficient for approximately 3 years, assuming no strategic transactions or similar acquisitions that increase the size of our organization and the number of our equity-eligible employees. Since stockholders approved the Amended 2020 Plan, the Company continued its growth, including through strategic transactions like the acquisition by merger of Merchants and Manufacturers Bank Corporation, and its wholly-owned subsidiary, Merchants and Manufacturers Bank, in 2024, and the Merger, which resulted in a faster burn rate than initially estimated.
Our equity-based compensation model results in a “burn rate” as indicated in the chart below.

	2025	2024	2023	Average
(a) RSUs, PSUs and DSUs granted and dividend equivalents earned(1)	1,249,079	482,561	559,187	763,609
(b) Shares underlying options granted(2)	424,390	—	—	141,463
(c) Net increase in diluted shares due to equity awards (a+b)	1,673,469	482,561	559,187	904,972
(d) Weighted-average basic shares outstanding	84,007,614	56,610,032	55,432,322	65,349,989
(e) Burn rate (c/d)(3)	1.99%	0.85%	1.01%	1.28%
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(1) Reflects the gross number of shares underlying awards made to participants during the respective year. Shares disclosed for 2025 include RSUs issued as replacement awards for CrossFirst RSUs and PSUs in accordance with the Merger Agreement.
(2) Reflects the gross number of shares underlying awards made to participants during the respective year. Shares disclosed for 2025 consist of SSARs issued as replacement awards for CrossFirst SSARs in accordance with the Merger Agreement.
(3) Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

Overhang is a commonly used measure to assess the dilutive impact of equity programs such as the Second Amended Plan. Overhang shows how much existing stockholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. Overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted, divided by the total diluted shares of common stock outstanding at the end of the year. Our board of directors believes that an overhang of less than 8.33% is generally considered by investors to not raise questions of excessive dilution. The 2,100,000 additional shares subject to the Second Amended Plan would bring our aggregate overhang to 5.0%. The table below provides updated overhang data as of March 27, 2026:

(a) Shares available under the Second Amended Plan	2,100,000
(b) Shares underlying outstanding awards(1)	1,450,303
(c) Shares remaining available under the Amended 2020 Plan(2)	745,789
(d) Total shares authorized for or outstanding under awards (a+b+c)	4,296,092
(e) Total shares outstanding	85,504,477
(f) Overhang (d/e)	5.0%
(1) Of such shares, 9,826 are options that were issued under the First Community 2016 Equity Incentive Plan and assumed in First Busey’s acquisition by merger of First Community Financial Partners, Inc. (the “First Community Merger”) with a weighted-average exercise price of $23.53 and a weighted-average remaining contractual term of 0.64 years and 136,295 are SSARs issued as replacement awards for CrossFirst SSARs in accordance with the Merger Agreement with a weighted average exercise price of $17.38 and a weighted-average remaining contractual term of 5.34 years.
(2) Does not include 295,946 shares reserved under the Employee Stock Purchase Plan (the “ESPP”).

KEY TERMS OF THE SECOND AMENDED PLAN
Purpose
The purpose of the Second Amended Plan is to: (a) promote the growth, profitability and long-term financial success of the Company; (b) incentivize officers, other employees, non-employee directors and consultants of the Company and our subsidiaries to achieve long-term corporate objectives; (c) attract and retain officers, other employees, non-employee directors and consultants who can and do contribute to the Company’s financial success and to further align their interests with those of the Company’s stockholders; and (d) provide such individuals with an opportunity to acquire shares of our common stock.
Eligibility
Participants under the Second Amended Plan may include employees, directors and consultants of the Company or its subsidiaries. As of December 31, 2025, it is expected that approximately 260 employees and consultants, all of our non-employee directors (11, who also constitute all of the non-employee directors of our bank subsidiary, Busey Bank) and all of our non-employee subsidiary directors (15, including the 11 non-employee directors of Busey Bank) will be eligible to participate in the Second Amended Plan.

Shares Subject To The Second Amended Plan
The aggregate number of shares of common stock that may be issued and as to which grants of awards may be made under the Second Amended Plan is 2,100,000 shares plus the remaining shares available under the Amended 2020 Plan (approximately 745,789 as of March 27, 2026). All such shares may be granted as incentive stock options. Shares granted pursuant to an award under the Second Amended Plan, or outstanding under the Amended 2020 Plan, that are cancelled, terminate, expire or are forfeited without having been exercised, or are settled in cash, will once again be available for purposes of the Second Amended Plan. Awards granted in substitution for awards of an acquired company will not be counted against shares available under the Second Amended Plan.
Other Limitations Of Awards
No awards may be granted under the Second Amended Plan subsequent to the tenth anniversary on the date that the adoption of the Second Amended Plan by the board is approved by the Company’s stockholders. Except to the extent provided in an award agreement, awards are not transferable, and in no case may awards be transferred to a third-party financial institution. The maximum value of awards that can be granted during any calendar year to any non-employee director, solely with respect to his or her service as a member of the board, is $300,000.
Minimum Vesting Requirements
All awards that may be granted under the Second Amended Plan will be subject to a minimum vesting schedule of at least 12 months following the date of grant of the award; provided that vesting may accelerate in connection with death or disability or a “change in control” (as defined in the Second Amended Plan). Notwithstanding the foregoing, up to 5% of the shares of stock available for grant under the Second Amended Plan may be granted with a minimum vesting schedule for a shorter period.

Administration
The Second Amended Plan will generally be administered by a committee appointed by the board, which will be the Compensation Committee. The Compensation Committee has full authority to interpret the Second Amended Plan, grant and interpret awards thereunder and prescribe terms and conditions of the awards granted (including setting forth provisions with regard to termination of employment or service as a non-employee director). The Compensation Committee can also delegate, within limits it establishes, to any person who is not a member of the Compensation Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties with respect to the Second Amended Plan, provided that the Compensation Committee considers the extent to which any such delegation may cause awards granted under the Second Amended Plan to fail to meet the requirements of Section 16 of the Exchange Act.

Types Of Awards
The types of awards that may be granted under the Second Amended Plan are:

•Stock Options. Stock options may be granted as incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or non-qualified options that are not intended to be incentive stock options. A stock option entitles the participant to purchase a share of our common stock at a fixed exercise price, which will not be less than 100% of the fair market value of our common stock on the date the option is granted. For stock options granted to employees, the applicable vesting period may not be less than one year, subject to certain exceptions. No stock option can be exercised more than 10 years after the date of grant.

•Stock Appreciation Rights. SARs may be granted in conjunction with a stock option, referred to as a tandem SAR, or on a stand-alone basis. No SARs can be exercised more than 10 years after the date of grant. Stand-alone SARs entitle the participant to receive a number of shares of our common stock, cash or a combination of both, equal in value to the excess of the fair market value of our common stock over the base price of the SAR, which will not be less than 100% of the fair market value of our common stock on the date the SAR is granted. Tandem SARs entitle the participant to receive a number of shares of our common stock, cash or a combination of both, equal in value to the excess of the fair market value of our common stock on the exercise date over the exercise price of the related stock option. The exercise of a stock option causes a share for share reduction in any related tandem SARs, and similarly the exercise of a tandem SAR causes a share for share reduction in any related stock options.

•Restricted Shares. Restricted shares are shares of our common stock that are subject to such terms and conditions as the Compensation Committee may determine. The applicable restriction period may not be less than one year, subject to certain exceptions. A recipient of restricted shares has all the rights of a stockholder with respect to such shares, including voting and dividend rights (provided that dividends on unvested restricted shares will be settled only if and when the restriction period lapses).

•Restricted Stock Units. RSUs are unfunded, unsecured rights to receive a share of our common stock, or its equivalent in cash or other securities or property, that are subject to transfer and/or other restrictions, including forfeiture conditions. RSUs are subject to the same one-year minimum vesting requirement applicable to restricted shares, subject to certain exceptions. RSUs may include the right to receive dividend equivalents provided that no dividend equivalents may be settled until the underlying RSU becomes vested.

•Deferred Stock Units. DSUs are unfunded, unsecured rights to receive a share of our common stock, or its equivalent in cash or other securities or property, that are subject to transfer and/or other restrictions (including forfeiture conditions), deliverable on a specified deferred delivery date. DSUs are subject to the same one- year minimum vesting requirement applicable to restricted shares and RSUs, subject to certain exceptions. DSUs may include the right to receive dividend equivalents provided that no dividend equivalents may be settled until the underlying DSU becomes vested.

•Other Stock-Based or Cash-Based Awards. The Compensation Committee may grant other equity-based or equity-related or cash-based awards, including, without limitation, the grant or offer for sale of unrestricted shares, bonus share awards, phantom share awards, performance share awards, performance units settled in shares and performance units settled in cash. Such awards are subject to the same one-year minimum vesting requirement applicable to RSUs or restricted shares, subject to certain exceptions. Other stock- based or cash-based awards may include the right to receive dividends or dividend equivalents provided that no dividends or dividend equivalents may be paid until the date the underlying award becomes vested. Such awards may also be subject to the achievement of performance goals and based on performance criteria as determined by the Compensation Committee.

Change In Control
If a participant’s employment is terminated by the Company without “cause”, or the participant resigns his or her employment for “good reason”, in either case, on or within two (2) years after a “change in control” (as defined in the Second Amended Plan) (a “Change in Control Termination/Resignation”), all performance criteria and other conditions of awards subject to performance conditions are deemed to be fully achieved or fulfilled based on the actual performance as of the date of the Change in Control Termination/Resignation with respect to all open performance periods. In addition, following a qualifying termination, all options and SARs then held by participants will become fully exercisable immediately upon the Change in Control Termination/Resignation (subject to the expiration provisions otherwise applicable to the option or SAR) and all awards of restricted shares, RSUs and other stock-based or cash-based awards will be fully earned and vested immediately upon the Change in Control Termination/Resignation.
A participant’s employment may be terminated by the Company for “cause”, as set forth in such participant’s employment agreement with the Company. If an employment agreement with the Company does not contain a definition of “cause” or if a participant has not entered into an employment agreement with the Company, the Company may terminate a participant’s employment for “cause” upon (i) any act of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary, (ii) any willful violation of any law, rule or regulation in connection with the performance of a Participant’s duties (other than traffic violations or similar offenses), (iii) with respect to any employee of the Company or any subsidiary, (A) commission of any act of moral turpitude or conviction of a felony, or (B) any violation of a policy of the Company or any subsidiary or any otherwise willful, reckless, or grossly negligent misconduct if such violation or other misconduct could materially and adversely affect the business or affairs of the Company or any subsidiary, or (iv) the willful or negligent failure of the Participant to perform the Participant’s duties in any material respect.

A participant has “good reason” to resign his or her employment from the Company, as set forth in such participant’s employment agreement with the Company. If an employment agreement with the Company does not contain a definition of “good reason” or if a participant has not entered into an employment agreement with the Company, a participant will generally have “good reason” to resign his or her employment from the Company, upon the occurrence of any of the following events without the participant’s express written consent: (i) a material reduction by the Company in the Participant’s rate of annual base salary, unless such reduction applies to all similarly situated employees of the Company; (ii) any requirement of the Company that the location where the Participant performs the majority of the Participant’s job duties be more than fifty (50) miles from the Participant’s primary place of employment as of the date of the applicable Award Agreement; or (iii) any material breach of the applicable Award Agreement by the Company. Notwithstanding the foregoing, a “good reason” event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of notice thereof given by the Participant. The Participant’s right to terminate employment for “good reason” shall not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting “good reason”; provided, however, that the Participant must provide notice of termination of employment within sixty (60) days following the initial existence of an event constituting “good reason” or such event shall not constitute “good reason.”
Amendment And Termination
The Board may from time to time amend or terminate the Second Amended Plan, provided that stockholder approval of any amendment or termination of the plan will be obtained to the extent necessary to comply with applicable law, regulations or the rules of a securities exchange on which our stock is traded or self-regulatory agency. For example, based on applicable securities exchange rules in effect as of the date of this proxy statement, an amendment requires stockholder approval if it materially increases the benefits accruing to participants under the Second Amended Plan, materially increases the aggregate number of securities which may be issued under the Second Amended Plan or materially modifies the requirements for participation under the Second Amended Plan. No amendments to the Second Amended Plan may impair the rights of an award holder without their prior written consent unless it is in an effort to comply with Section 409A of the Internal Revenue Code.
Forfeiture Of Awards
Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by such participant will be forfeited immediately and such participant will have no further rights under the award.

Clawback
Awards to participants under the Second Amended Plan will be subject to potential cancellation, recoupment, recession, payback or other action in accordance with any applicable policy that the Company may adopt from time to time (including the Company’s Clawback Policy, effective as of September 24, 2025, as such may be further amended from time to time) or any applicable law, as may be in effect from time to time.
Benefits Under Other Plans
Awards to participants under the Second Amended Plan generally will be disregarded for purposes of determining the respective participant’s benefits under, or contributions to, any qualified retirement plan, non-qualified plan and any other benefit plans maintained by such participant’s employer.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants of awards under the Second Amended Plan. This description is not intended to, and does not, provide or supplement tax advice to award participants. Participants are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the Second Amended Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options
A participant will not recognize taxable income upon exercising an incentive stock option (an “ISO”), provided that the participant was, without a break in service, an employee of the Company or one of its subsidiaries during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). Notwithstanding the foregoing, the alternative minimum tax may apply. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant generally will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price or (b) the amount realized upon the disposition of the ISO shares over the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an ISO for which the statutory holding periods (defined as on or after the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO) are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis in the acquired shares of shares for which the ISO holding periods are met generally being the exercise price of the ISO). Solely for the purposes of determining whether shares are available for the grant of ISOs under the Second Amended Plan, the maximum aggregate number of shares that may be issued pursuant to the ISOs granted under the Second Amended Plan shall be 2,100,000 shares.

Non-qualified Stock Options And Stock Appreciation Rights
The grant of a non-qualified stock option (i.e., an option other than an ISO) or SAR will create no tax consequences at the grant date for the participant or the Company. Upon exercising such an option or SAR, the participant will recognize ordinary income equal to the excess of the fair market value of the vested shares (and/or cash or other property) acquired on the date of exercise over the exercise price and will be subject to federal income tax withholding and Federal Insurance Contributions Act (“FICA”) tax in respect of such amounts. A participant’s disposition of shares acquired upon the exercise of a non-qualified stock option or SAR generally will result in long- or short-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis in the acquired shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Restricted Shares
A participant that receives restricted shares generally will not be subject to income taxation at grant. Instead, upon lapse of the restrictions, the participant will recognize ordinary income, subject to federal income tax withholding and FICA tax, equal to the fair market value of the shares on the date of lapse. The participant’s tax basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the participant’s holding period in such shares begins on the day after the restrictions lapse.

Restricted Stock Units
A participant that receives an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the participant will be subject to income tax, and federal income tax withholding, at ordinary rates on the fair market value of the shares (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA tax at the time any portion of such award is deemed vested for tax purposes. The fair market value of the shares (if any) received on the delivery date will be the participant’s tax basis for purposes of determining any subsequent gain or loss from the sale of the shares, and the recipient’s holding period with respect to such shares will begin at the delivery date.

Gain or loss resulting from any sale of shares delivered to a participant will be treated as long- or short-term capital gain or loss depending on the holding period. If any dividend equivalent amounts are provided to the participant, they will be includible in the participant’s income as additional compensation (and not as dividend income) and will be subject to federal income and FICA tax withholding.

Disposition Of Shares
Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, a participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Cash Awards
A participant who receives a cash award will not recognize any taxable income for federal income tax purposes at grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant will realize ordinary income, subject to federal income tax withholding and FICA tax, in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.

Deduction
The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of shares pursuant to an RSU or a PSU, the exercise of an option or SAR or the lapse of restrictions on restricted shares. The Company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of shares and is generally not entitled to a tax deduction for any award with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the Internal Revenue Code.

Section 409A
Some awards under the Second Amended Plan may be considered to be deferred compensation subject to special U.S. federal income tax rules (Section 409A of the Internal Revenue Code). Failure to satisfy the applicable requirements under these provisions for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The Second Amended Plan and awards under the Second Amended Plan are intended to be designed and administered so that any awards under the Second Amended Plan that are considered to be deferred compensation, not otherwise exempt from Section 409A of the Internal Revenue Code, will not give rise to any negative tax consequences to the recipient under these provisions.

NEW PLAN BENEFITS
The amount of each participant’s awards, if any, granted under the Second Amended Plan will be determined at the discretion of the Compensation Committee and therefore cannot be calculated. As a result, the benefits that will be awarded or paid under the Second Amended Plan are not currently determinable. The awards granted in 2025, which would not have changed if the Second Amended Plan had been in place instead of the Amended 2020 Plan, are set forth in the following table.

Name	Position (as of December 31, 2025)	Fair Value ($)(1)	Number of Shares/Units
Van A. Dukeman	Chairman and Chief Executive Officer	$1,939,686	90,045
Christopher H.M. Chan	Executive Vice President, Chief Financial Officer	$500,001	21,395
Jeffrey D. Jones	Former Executive Vice President, Chief Financial Officer	$—	—
Scott Phillips	Executive Vice President, Chief Accounting Officer; Former Interim Chief Financial Officer	$152,271	7,079
Michael J. Maddox	Former Vice Chairman and President of First Busey; Former Chief Executive Officer and President of Busey Bank	$1,745,183	81,228
Amy L. Randolph	Executive Vice President, Chief Operating Officer	$594,813	27,581
Monica L. Bowe	Executive Vice President, Chief Risk Officer	$435,316	20,192
All Current Executive Officers, as a Group (20 persons)		$5,735,784	262,734
All non-executive officer directors (including subsidiary directors and advisory board members), as a group (15 persons)		$882,987	39,846
All non-executive officer employees, as a group		$10,523,672	487,878
___________________________________________
(1) For all employees, the amounts shown in this column constitute the aggregate grant date fair value of, as applicable, the New Merger PSUs granted on March 1, 2025, the annual RSUs and PSUs granted on March 26, 2025, the RSUs granted on May 29, 2025, the RSUs granted on July 23, 2025, and the RSUs granted on October 8, 2025. The amounts are valued in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. For non-employee directors, the dollar value reflects the value of DSUs granted on March 26, 2025, as described under the heading “Election of Directors — Director Compensation” above.

EQUITY COMPENSATION PLAN INFORMATION
The following table discloses the number of outstanding options, warrants and rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans as of December 31, 2025. The table provides this information separately for equity compensation plans that have and have not been approved by security holders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c ) Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by stockholders(4)	1,866,580	$23.53	954,498
Equity Compensation plans not approved by stockholders(5)	465,711	$16.04	—(6)
Total	2,332,291	$16.44	954,498
___________________________________________
(1) Shares approved by stockholders include 1,125,224 shares issuable upon the vesting and settlement of outstanding RSU awards, 538,956 shares issuable upon the vesting and settlement of outstanding PSU awards (at target), 187,294 shares issuable upon the vesting and settlement of outstanding DSU awards, and 15,106 shares issuable upon the exercise of outstanding stock option awards. The stock option awards were assumed in connection with the First Community Merger. Shares not approved by stockholders include 270,398 shares issuable upon the exercise of outstanding SSAR awards and 195,313 shares issuable upon the vesting and settlement of RSU awards, which were assumed in connection with the Merger.
(2) Weighted average exercise prices relate only to stock options and SSARs, and do not relate to RSU, PSU, or DSU awards, each of which does not have an exercise price, or awards under the ESPP.
(3) Shares approved by stockholders include 658,552 shares available for future issuance under the Amended 2020 Plan and 295,946 shares available for future issuance under the ESPP. All of the shares that remain available for future issuance under the ESPP are eligible to be purchased during the current offering period.
(4) Includes outstanding awards under the Amended 2020 Plan, the First Busey Corporation 2010 Equity Incentive Plan, as amended, the First Community Financial Partners, Inc. 2016 Equity Incentive Plan, and the ESPP.
(5) Includes the CrossFirst 2018 Omnibus Equity Incentive Plan, which was established prior to CrossFirst’s initial public offering in August 2019. Following the Merger, awards issued under this plan were included in First Busey’s Form S‑8 POS filed with the SEC on March 7, 2025.
(6) There were 1,417,362 shares not approved by stockholders representing the difference between shares covered by First Busey’s Form S‑4 filed with the SEC on October 18, 2024, and shares covered by First Busey’s Form S‑8 POS filed with the SEC on March 7, 2025. These shares are utilized only to issue dividend equivalent units on existing RSU awards assumed in connection with the Merger and cannot be utilized to issue new awards.

Board Recommendation
The board of directors recommends that stockholders vote “FOR” the approval of the Second Amended Plan. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.

PROPOSAL 4:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. Although stockholder ratification of the appointment of RSM US LLP is not required by our bylaws or otherwise, our board of directors is submitting this appointment to our stockholders for their ratification at the 2026 Annual Meeting as a matter of good corporate practice. The affirmative vote of a majority of shares having voting power present at the 2026 Annual Meeting is required to ratify the appointment. If the stockholders do not ratify the appointment of RSM US LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee although the Audit Committee may decide to continue to retain RSM US LLP. Even if the appointment of RSM US LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.
Board Recommendation
The board of directors recommends stockholders vote to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026, by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.
AUDIT AND RELATED FEES
During the period covering the fiscal years ended December 31, 2025 and 2024, RSM US LLP performed the following professional services for First Busey for which we paid the following amounts:

	2025	% of Total Fees	2024	% of Total Fees
Audit fees[1]	$1,676,000	100%	$1,026,250	100%
Audit-related fees	$—	—	$—	—
Tax fees	$—	—	$—	—
All other fees	$—	—	$—	—
Total fees	$1,676,000	100%	$1,026,250	100%
___________________________________________
1.Audit fees consist of fees for professional services rendered for the integrated audit of First Busey’s consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development (“HUD”), review of First Busey’s quarterly reports on Form 10-Q, annual report on Form 10‑K, and proxy statement, consents on filings, and audit procedures related to business combinations and system conversions.
A representative of RSM US LLP is expected to be present at the 2026 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Audit Committee Pre-approval Policy
Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey’s independent registered public accounting firm, RSM US LLP, to First Busey or any of its affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance and accounting services provided by other third parties. The pre-approval procedures include the designation of such pre-approval responsibility to the Chair of the Audit Committee.
In 2025, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, procedures required to comply with HUD, the review of financial statements included in our quarterly reports on Form 10-Q and annual report on Form 10‑K, and proxy statement, services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings, and audit procedures related to business combinations and system conversions.

REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter adopted by the board, the Audit Committee is responsible for: (a) the oversight of the quality and integrity of our accounting, auditing, and financial reporting practices; (b) the oversight of our internal auditors and independent registered public accounting firm; (c) the resolution of disagreements between management and our independent registered public accounting firm regarding financial reporting; and (d) the determination of the independence of our independent registered public accounting firm. During 2025, the Audit Committee met six times. At a meeting in February 2026, which included management and our independent registered public accounting firm, the Audit Committee reviewed and discussed with management our audited financial statements for the year ended December 31, 2025, which were filed with the SEC on February 26, 2026.
In discharging its oversight responsibility as to the audit process for the fiscal year ended December 31, 2025, the Audit Committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between our independent registered public accounting firm and First Busey that might bear on our independent registered public accounting firm’s independence as required by the Public Company Accounting Oversight Board (“PCAOB”), discussed with our independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to our independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors, and our independent registered public accounting firm the quality and adequacy of First Busey’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.
The Audit Committee has discussed with our independent registered public accounting firm all matters required to be discussed in accordance with the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from our independent registered public accounting firm in accordance with applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communication with the Audit Committee concerning independence. Based on the review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2025, for filing with the SEC.
Audit Committee:
Frederic L. Kenney (Chair and Financial Expert)
Michael D. Cassens
Jennifer M. Grigsby
Kevin S. Rauckman
Tiffany B. White
CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Transactions by First Busey or Busey Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Federal Reserve’s Regulation W (which governs certain transactions by banks with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by banks to their executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.
Additionally, the Audit Committee is responsible for reviewing and approving all transactions proposed to be entered into between the Company and any “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock) that would be reportable under applicable SEC rules, except for those lending relationships and transactions that are approved under Busey Bank’s policies as described below. This obligation covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a material direct or indirect interest). In considering whether to approve a related person transaction, the Audit Committee will take into account all relevant factors, including, among other factors, the approximate dollar value of the amount of the related person’s interest in the transaction, the nature of the Company’s participation in the transaction, whether the transaction was undertaken in the ordinary course of business of the Company, whether the transaction with the related person is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party and the purpose of and the potential benefits to the Company of the transaction. In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
Our directors and executive officers and their associates were clients of, and had transactions with, First Busey and our subsidiaries in the ordinary course of business. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, fiduciary and wealth management services, certificates of deposit, and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral, and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to First Busey and did not involve more than the normal risk of collectability or present unfavorable features. All such loans have been approved by Busey Bank’s board of directors or, to the extent such loan was approved prior to acquisition of an acquired subsidiary bank, by the applicable acquired subsidiary bank’s board of directors in accordance with bank regulatory requirements. No related party loans were categorized as non-accrual, past due, restructured or potential problem loans. Additionally, the Audit Committee considers other nonlending transactions between a director and First Busey or its subsidiaries to ensure that such transactions do not affect a director’s independence, including the fact that the Company leases office space to Mr. Brenneman on market terms in a Company-owned office building. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.
OTHER BUSINESS
As of the date hereof, there is no business to be transacted at the 2026 Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the meeting. If, however, other matters should properly be brought before the 2026 Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our board’s recommendation on such matters.
ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10‑K for the year ended December 31, 2025, which includes our financial statements as of and for the year ended December 31, 2025, is filed with the SEC.
If you would like a copy of board committee charters, our code of ethics or other documents pertaining to our corporate governance, we provide these documents without charge. Please write to:
Mr. John J. Powers
Corporate Secretary
First Busey Corporation
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
* * * * *
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES OR VOTE BY FOLLOWING THE PREPRINTED INSTRUCTIONS SET FORTH ON THE PROXY OR NOTICE CARD PROMPTLY.

Busey
FIRST BUSEY CORPORATION

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2026 for shares held in the First Busey Corporation Profit Sharing Plan and Trust and in the Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BUSE2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2026 for shares held in the First Busey Corporation Profit Sharing Plan and Trust and in the Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87755-P44995 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST BUSEY CORPORATION

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stanley J. Bradshaw
02) Rodney K. Brenneman
03) Steven W. Caple
04) Michael D. Cassens
05) Van A. Dukeman
06) Jennifer M. Grigsby
07) Karen M. Jensen
08) Frederic L. Kenney
09) Stephen V. King
10) Kevin S. Rauckman
11) Scott A. Wehrli
12) Tiffany B. White

The Board of Directors recommends you vote "FOR" the following proposals:

NOTE: This proxy will be voted in the discretion of the named proxies upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.ProxyVote.com.

V87756-P44995

FIRST BUSEY CORPORATION
Annual Meeting of Stockholders
May 20, 2026 10:30 a.m. Central Time

This proxy is solicited by the Board of Directors

I, the undersigned stockholder of First Busey Corporation (the "Company"), having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of John J. Powers and Christopher H.M. Chan, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock of the Company, $.001 par value, standing in my name on its books on March 27, 2026, at the Annual Meeting of the Stockholders of the Company, to be held virtually* at www.virtualshareholdermeeting.com/BUSE2026, on May 20, 2026, at 10:30 a.m., Central Time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" the nominees listed under Proposal 1 and "FOR" Proposals 2, 3 and 4.

**There is no physical location for the Annual Meeting.*

Continued and to be signed on reverse side